UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.___ )

Filed by Registrant ☑ Filed by a Party other than the Registrant ☐

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NETGEAR, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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NETGEAR, INC.
_______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, June 3, 2014
10:00 a.m. Pacific Daylight Time

To Our Stockholders:

The 2014 Annual Meeting of Stockholders of NETGEAR, Inc. will be held on Tuesday, June 3, 2014, at 10:00 a.m. Pacific Daylight Time at our executive offices at 350 East Plumeria Drive, San Jose, California 95134 for the following purposes:

1.	To elect nine (9) directors to serve until the next Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To approve the non-binding advisory proposal regarding executive compensation;

4.
To approve an amendment to the NETGEAR, Inc. Amended and Restated 2006 Long-Term Incentive Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for issuance thereunder by 1,500,000 shares; and

5.
To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Friday, April 4, 2014 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for 10 days prior to the meeting at our headquarters located at 350 East Plumeria Drive, San Jose, California 95134. A stockholder may examine the list for any legally valid purpose related to the meeting. The list also will be available during the annual meeting for inspection by any stockholder present at the meeting.

We are pleased to continue to take advantage of the Securities and Exchange Commission's rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. If you received or requested printed proxy materials, you may vote by mailing a proxy or voting instruction card. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice”), you may vote over the Internet. Please review the instructions on each of your voting options described in the proxy materials, as well as the Notice if you received one.

For the Board of Directors of
NETGEAR, INC.

Patrick C.S. Lo
Chairman and Chief Executive Officer

San Jose, California
April 18, 2014
YOUR VOTE IS IMPORTANT
PLEASE VOTE AS PROMPTLY AS POSSIBLE.

NETGEAR, INC.
_______________

PROXY STATEMENT FOR THE
2014 ANNUAL MEETING OF STOCKHOLDERS
_______________

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of NETGEAR, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. The Board of Directors has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2014 Annual Meeting of Stockholders, which will take place at 10:00 a.m. Pacific Daylight Time on Tuesday, June 3, 2014 at its executive offices located at 350 East Plumeria Drive, San Jose, California 95134.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR”, “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the proxy or voter instruction card if you received or requested printed proxy materials.

We are mailing the proxy materials on or about April 18, 2014 to all of our stockholders as of the record date, April 4, 2014. Stockholders who owned NETGEAR common stock at the close of business on April 4, 2014 are entitled to attend and vote at the annual meeting. On the record date, approximately 36,566,314 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. We had 22 stockholders of record as of the record date and our common stock was held by approximately 14,078 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2013, online at the following address: http://materials.proxyvote.com/64111Q.

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The four (4) proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One,” “Proposal Two,” “Proposal Three,” and “Proposal Four.” Each share of NETGEAR common stock you own entitles you to one vote.

Methods of Voting

Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Financial Officer, Christine M. Gorjanc, who are named on the proxy as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	FOR the non-binding advisory proposal regarding executive compensation; and

•
FOR the approval of an amendment to the NETGEAR, Inc. Amended and Restated 2006 Long-Term Incentive Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for issuance thereunder by 1,500,000 shares.

Voting over the Internet. If you received the Notice (as described above), you can vote by proxy over the Internet by following the instructions provided on the Notice.

Voting in Person at the Meeting. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Corporate Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Corporate Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing or calling our Corporate Secretary. You may receive a copy of NETGEAR's Annual Report on Form 10-K for the year ended December 31, 2013, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may do any of the following:

•	sign and return another proxy bearing a later date;

•
provide written notice of the revocation to the Company's Corporate Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote over the Internet, or if you submit a properly executed proxy or voter instruction card.

Votes Required for Each Proposal

The vote required, and method of calculation for the proposals to be considered at the annual meeting, are as follows:

Proposal One - Election of Directors. The nine (9) director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote (i) “for” all nominees, (ii) “withhold” for all nominees or (iii) “withhold” for certain nominees by indicating the name(s) of such nominees on your proxy or voter instruction card.

Proposal Two - Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2014. Ratification of PricewaterhouseCoopers

LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Three - Approval of the Non-Binding Advisory Proposal Regarding Executive Compensation. Approval of the non-binding advisory proposal regarding executive compensation will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Four - Approval of an amendment to the NETGEAR, Inc. Amended and Restated 2006 Long-Term Incentive Plan. Approval of an amendment to the NETGEAR, Inc. Amended and Restated 2006 Long-Term Incentive Plan will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Abstentions

If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on Proposals Two, Three or Four, your abstention will have the same effect as a vote against such Proposal(s).

Broker Non-Votes

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), the approval of our executive compensation, on an advisory basis (Proposal Three) and the approval of the amendment to the NETGEAR, Inc. Amended and Restated 2006 Long-Term Incentive Plan (Proposal Four). If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One, Proposal Three or Proposal Four, no votes will be cast on your behalf for those Proposals. In addition, broker non-votes will have the same effect as a vote against Proposal Three and Proposal Four.

Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Corporate Secretary, Andrew W. Kim, to tabulate the proxies and act as inspector of the election. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Deadline for Receipt of Stockholder Proposals for 2015 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2015 Annual Meeting of Stockholders must be received by us no later than December 19, 2014 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2015 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company's proxy statement. The proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2015 Annual Meeting is March 4, 2015, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2015 Annual Meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an Annual Meeting of Stockholders. To be timely, a stockholder's notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year's annual meeting, which is February 3, 2015 in connection with our 2015 Annual Meeting of Stockholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder must be received not later than the tenth (10th) business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. A stockholder's notice shall include: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of our stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information required by the Securities Exchange Act of 1934, as amended (the “1934 Act”). In addition, if a stockholder wishes to nominate a candidate for director, the stockholder's notice shall also include the following information for the candidate: (i) name, age, business address and residence address of such nominee, (ii) principal occupation or employment of such nominee, (iii) class and number of shares of our stock beneficially owned by such nominee, (iv) description of all arrangements or understandings between the stockholder and the nominee and (v) any other information required by the 1934 Act (including the candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). A copy of the full text of our amended and restated bylaws is available from our Corporate Secretary upon written request. Proposals should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

Stockholder Communications to Directors

Stockholders may communicate directly with any of our directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Corporate Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters, such communication will be directed to the Audit Committee and our Corporate Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company's records.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

The nine (9) nominees for election at the Annual Meeting of Stockholders are Patrick C.S. Lo, Jocelyn E. Carter-Miller, Ralph E. Faison, A. Timothy Godwin, Jef Graham, Linwood A. Lacy, Jr., Gregory J. Rossmann, Barbara V. Scherer and Julie A. Shimer. If elected, they will each serve as a director until the Annual Meeting of Stockholders in 2015, and until their respective successors are elected and qualified or until their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Information Concerning the Nominees and Incumbent Directors

The name and age of the nominees and incumbent directors as of March 30, 2014, the principal occupation of each and the period during which each has served as our director are set forth below. Information as to the stock ownership of each of our directors and all of our current directors and executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Office	Director Since
Patrick C.S. Lo	57	Chairman and Chief Executive Officer/Nominee	2000
Jocelyn E. Carter-Miller	56	Director/Nominee	2009
Ralph E. Faison	55	Director/Nominee	2003
A. Timothy Godwin	64	Director/Nominee	2003
Jef Graham	58	Director/Nominee	2005
Linwood A. Lacy, Jr.	68	Director/Nominee	2002
Gregory J. Rossmann	52	Director/Nominee	2002
Barbara V. Scherer	58	Director/Nominee	2011
Julie A. Shimer	61	Director/Nominee	2007

Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Mr. Lo founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high speed internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University. Mr. Lo's experience as a founder and Chief Executive Officer of the Company gives him unique insights into the Company's challenges, opportunities and operations.

Jocelyn E. Carter-Miller has served as one of our directors since January 2009. From 2004 to the present, Ms. Carter-Miller has served as President of TechEdVentures, Inc., a consulting and management firm that develops and markets high-performance personal and community empowerment programming. From February 2002 until March 2004, Ms. Carter-Miller served as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Prior to that, she spent a decade with Motorola, initially as a Director of Marketing and Network Service Quality, Vice President and GM of International Networks Division Latin America and EMEA Operations and ultimately as Corporate Vice President and Chief Marketing Officer. She also spent eight years at Mattel in marketing, product development and strategic business planning roles. Ms. Carter-Miller is a member of the Board of Directors of the Principal Financial Group, Inc., the Interpublic Group of Companies, Inc. and a non-profit organization. Ms. Carter-Miller holds a B.A. degree in Accounting from the University of Illinois and an M.B.A. from the University of Chicago. Ms. Carter-Miller provides in-depth understanding of marketing to home users and small businesses based on her extensive marketing and executive experience. Her experience on the boards of large public companies provides important perspective of governance and other practices to be applied to NETGEAR.

Ralph E. Faison has served as one of our directors since August 2003. Mr. Faison has been the President and Chief Executive Officer and member of the Board of Directors of Pulse Electronics Corporation, a public company and manufacturer of electronic components, since January 2011, including Chairman of the Board Directors since March 2011. From February 2003 to December 2007, Mr. Faison served as Chief Executive Officer of Andrew Corporation, a public company and a manufacturer of communications equipment and systems, and from June 2002 to December 2007, Mr. Faison also served as President and a director of Andrew Corporation. From June 2002 to February 2003, Mr. Faison served as Chief Operating Officer of Andrew Corporation. From June 2001 to June 2002, Mr. Faison served as President and Chief Executive Officer of Celiant Corporation, a manufacturer of power amplifiers and wireless radio frequency systems, which was acquired by Andrew Corporation in June 2002. From October 1997 to June 2001, Mr. Faison was Vice President of the New Ventures Group at Lucent Technologies, a communications service provider, and from 1995 to 1997, he was Vice President of advertising and brand management at Lucent Technologies. Prior to joining Lucent, Mr. Faison held various positions at AT&T, a voice and data communications company, including as Vice President and General Manager of AT&T's wireless business unit and manufacturing Vice President for its consumer products unit in Bangkok, Thailand. Mr. Faison received a B.A. degree in Marketing from Georgia State University and an M.S. degree in Management as a Sloan Fellow from Stanford University. Mr. Faison has extensive experience in managing a large international company. He is well versed in the complex manufacturing and distribution systems of an international company. As a public company chairman and chief executive officer, he advises the Company on many aspects of public company management.

A. Timothy Godwin has served as one of our directors since August 2003. Mr. Godwin currently is a private investor. From July 1989 to January 1997, Mr. Godwin worked at Tech Data Corporation, an information technology products distributor, in various capacities including serving as a member of its Board of Directors, Vice Chairman, focusing on worldwide finance and administration, President and Chief Operating Officer, Chief Financial Officer and Senior Vice President of Finance. From 1974 to June 1989, Mr. Godwin was employed by Price Waterhouse (now part of PricewaterhouseCoopers LLP), most recently as an audit partner from July 1987 to June 1989. Mr. Godwin is a Certified Public Accountant and received a B.S. degree in Accounting from the University of West Florida. Mr. Godwin brings many years of public accounting experience both in private practice and as Chief Financial Officer of a large international technology products wholesaler. His experience as president of a large international technology products wholesaler assists the Company in management practices.

Jef Graham has served as one of our directors since July 2005. From January 2006 to the present, Mr. Graham has served as the Chairman and Chief Executive Officer of RGB Networks, Inc., a provider of video and bandwidth management products. From July 2005 until January 2006, Mr. Graham served as the Executive Vice President, Application Products Group, of Juniper Networks, Inc., a provider of IP networking and security products. From October 2001 to July 2005, Mr. Graham served as the President and Chief Executive Officer of Peribit Networks Inc., a provider of wide area network optimization appliances, which was acquired by Juniper Networks. Before Peribit, Mr. Graham served as the Senior Vice President of the commercial and consumer business units for 3Com Corporation, where he managed networking and connectivity product offerings. From 1993 to 1995, he served as the Chief Executive Officer of Trident Systems, a document management systems integrator. Mr. Graham also worked for Hewlett-Packard Company for 15 years, including ten years in sales and marketing around the world and as general manager of both a hardware and a software division. Mr. Graham holds a B.A. with Honors in Business Studies from Sheffield Hallam University in the United Kingdom. Mr. Graham has in-depth understanding of networking technology products as well as our markets and channels. He also has rich contacts and relationships in the Silicon Valley technology community, which assists the Company in cultivating business relationships and recruiting.

Linwood A. Lacy, Jr. has served as one of our directors since September 2002. Mr. Lacy currently is a private investor. From July 1998 to July 2001, Mr. Lacy served as Chairman of 4Sure.com, a direct marketer of computer and technology products. From October 1996 to October 1997, Mr. Lacy served as President and Chief Executive Officer of Micro Warehouse Incorporated, a microcomputer direct-marketing company. From 1985 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and wholly-owned subsidiary of Ingram Industries Inc. From April 1996 to May 1996, Mr. Lacy served as Vice Chairman of Ingram Industries Inc.; from June 1995 to April 1996, he served as its President and Chief Executive Officer; and from December 1993 to June 1995, he served as its President. Mr. Lacy is a director of private companies, including Ingram Industries Inc. and NuScriptRx. Mr. Lacy received both a B.S. degree in Chemical Engineering and an M.B.A from the University of Virginia. Mr. Lacy has served as Chief Executive Officer of a large international technology wholesaler for eleven years and of a large business-to-business computer products reseller. Having served as Chief Executive Officer of two public companies and a member of the board of directors of several technology companies, Mr. Lacy's extensive experience in these positions, including managing large organizations during periods of significant growth, is helpful in understanding marketplace requirements.

Gregory J. Rossmann has served as one of our directors since February 2002. Mr. Rossmann currently is a private investor. From November 2007 to January 2009, Mr. Rossmann served as a Managing Director of The Carlyle Group, a private equity firm. From April 2000 to November 2007, Mr. Rossmann served as a Managing Director of Pequot Capital Management, Inc., a private equity firm. From April 1994 to April 2000, Mr. Rossmann served as Managing Director and partner at Broadview International, an investment banking firm. From June 1991 to April 1994, he worked at Dynatech Corporation, a technology holding company, where he served as manager of new business development. Prior to that, he was a co-founder of Telemaster Corporation. Mr. Rossmann is a director of several private companies. Mr. Rossmann received a B.S. degree in Electrical Engineering from the University of Cincinnati and an M.B.A. from Santa Clara University. Mr. Rossmann's extensive technology, private equity, and investment banking experience allows him to provide the Company with unique perspectives and advice on global markets, corporate development, and acquisition initiatives.

Barbara V. Scherer has served as one of our directors since August 2011. Ms. Scherer currently is a private investor. Ms. Scherer was Senior Vice President, finance and administration and chief financial officer of Plantronics, Inc., a global leader in audio communication devices for businesses and consumers, from 1998 to 2012. In this position, she was responsible for all aspects of the company's financial management, as well as information technology, legal and investor relations. She was Vice President, finance and administration and chief financial officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. Effective April 2013, Ms. Scherer was appointed to the Board of Directors of ANSYS, Inc., a publicly traded engineering simulation software and services company. She also has experience serving on the boards of non-profit organizations. Ms. Scherer received B.A. degrees from the University of California at Santa Barbara and her M.B.A. from the School of Management at Yale University. With extensive hands-on experience in senior management roles with technology growth companies as well as public company board and audit committee service, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

Julie A. Shimer, Ph.D. has served as one of our directors since March 2007. Dr. Shimer currently is a private investor. Dr. Shimer was the immediate past president and Chief Executive Officer of Welch Allyn, a leading manufacturer of frontline medical products and solutions, from March 2007 to April 2012. Prior to Welch Allyn, Dr. Shimer served as president and Chief Executive Officer of Vocera Communications, a provider of wireless communications systems enabling instant voice communication among mobile workers for companies, from September 2001 through February 2007. Dr. Shimer also previously held executive positions at 3Com Corporation from January 2000 through August 2001, most recently serving as vice president and general manager of its networking products. Before joining 3Com, she held executive positions at Motorola, Inc., a wireless and broadband communications company, from 1993 through 1999, where she was vice president and general manager for the paging division, and prior to that post, vice president of its semiconductor products section. Dr. Shimer worked for AT&T Bell Laboratories and Bethlehem Steel Company before joining Motorola. Dr. Shimer is a member of the Board of Directors of EarthLink, Inc., where she serves as Interim Chairperson. Dr. Shimer is also a member of the Society of Women Engineers and the Institute of Electrical and Electronics Engineers. Dr. Shimer holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and Master's and Doctorate degrees in Electrical Engineering from Lehigh University. Ms. Shimer has extensive experience in the management of development and selling of technology products. She provides important perspectives in business management of these activities. As a past chief executive officer of a large private company, she provides guidance in overall business management to the Company's executives.

Vote Required and Board of Directors' Recommendation

The nine (9) nominees receiving the greatest number of votes of the shares present and entitled to vote at the annual meeting will be elected as directors. Stockholders are not entitled to cumulative voting in the election of directors. Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of fourteen (14) meetings during 2013. In addition, we strongly encourage the attendance of members of our Board of Directors at the annual meeting. At the 2013 Annual Meeting of Stockholders, all of our current directors who were directors at that time were in attendance in person.

There are no family relationships between any director or executive officer. Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Other than Mr. Lo, each member of our Board of Directors meets the independence standards of Rule 5602(a)(2) of the listing standards of the Marketplace Rules of the NASDAQ Stock Market and applicable independence rules of the Securities and Exchange Commission.

In 2013, all of our directors attended at least 90% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

Committee	Year of Inception	Members at the End of 2013	Committee Functions		Meetings Held in 2013
Audit	2000	A. Timothy Godwin (Chair) Jocelyn E. Carter-Miller Linwood A. Lacy, Jr. (1) Barbara V. Scherer	•	Reviews internal accounting procedures	13
			•	Appoints independent registered public accounting firm
			•	Reviews annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor
			•	Evaluates the adequacy of our internal financial and accounting processes and controls
			•	Determines investment policy and oversees its implementation

Compensation	2000	Ralph E. Faison (Chair) Jocelyn E. Carter-Miller (2) Jef Graham (1) Gregory J. Rossmann	•	Administers our equity plans	9
			•	Reviews and approves compensation of directors and officers, and makes recommendations to the Board with respect thereto
			•	Reviews and recommends general policies relating to compensation and benefits

Nominating and Corporate Governance	2004	Julie A. Shimer (Chair) (3) Ralph E. Faison A. Timothy Godwin Gregory J. Rossmann (3)	•	Recommends nomination of Board members	6
			•	Assists with succession planning for executive management positions
			•	Oversees and evaluates Board performance
			•	Evaluates composition, organization and governance of the Board and its committees

(1)	In January 2014, Mr. Graham succeeded Mr. Lacy as a member of the Audit Committee, and Mr. Lacy succeeded Mr. Graham as a member of the Compensation Committee.

(2)	In July 2013, Ms. Carter-Miller succeeded Dr. Shimer as a member of the Compensation Committee.

(3)	In July 2013, Dr. Shimer succeeded Mr. Lacy as the Chair and Mr. Rossmann succeeded Mr. Graham as a member of the Nominating and Corporate Governance Committee.

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available on the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. None of the members of the Audit Committee is an employee of NETGEAR. Mr. Godwin serves as chairman of our Audit Committee.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available on the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that all members of the Compensation Committee meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the 1934 Act, the outside director definition of Section

162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the independence standards of the applicable NASDAQ Marketplace Rules. Mr. Faison serves as chairman of our Compensation Committee. The Compensation Committee may form and delegate authority to subcommittees (consisting solely of Compensation Committee members) when appropriate.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current amended and restated Nominating and Corporate Governance Committee charter is available on the investor relations section of our website at www.netgear.com. None of the members of the Nominating and Corporate Governance Committee is an employee of NETGEAR. Dr. Shimer serves as Chair of our Nominating and Corporate Governance Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate's name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person's ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described above in the section entitled “General Information - Deadline for Receipt of Stockholder Proposals for 2015 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers, among other factors:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and actual or potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee also focuses on various factors such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee may nominate the nominee(s) for election to our Board of Directors.

Corporate Governance Policies and Practices

We maintain a corporate governance page on the investor relations section of our website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our corporate governance guidelines, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NASDAQ Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•
A majority of the members of the Board are independent directors, as defined by the NASDAQ Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than standard Board and Committee compensation.

•	Mr. Lacy served as the lead independent outside director from April 2006 to July 2013, and Dr. Shimer has served as the lead independent outside director since July 2013.

•	The independent directors of the Board meet regularly without the presence of management.

•
The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics, including any violations of our anti-corruption compliance policy. We will post any amendments to, or waivers from, our code of ethics on our website.

•	Directors stand for re-election every year.

•	The Audit, Compensation and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.

•
As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to anyone, including all employees, for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•
Directors are encouraged to attend our annual meeting. While their attendance is not required, at the 2013 Annual Meeting of Stockholders, every one of our directors who was a director at that time was in attendance in person.

•
Directors and officers are encouraged to hold and own common stock of the Company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

•
Under our insider trading policy, directors and employees, including our executive officers, are prohibited from hedging or pledging of the Company's securities and from investing in derivatives of the Company's securities.

Board Leadership Structure

The Board believes that the Company's Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company's business and industry, and most capable of effectively identifying strategic priorities and leading any discussion about the Company's business. The Board and management have different perspectives and roles in strategy development. The Company's independent directors bring experience, oversight and expertise from outside the Company and from industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Independent Director

Dr. Shimer has served as the lead independent director since July 2013. Dr. Shimer also serves as the Chair of the Nominating and Corporate Governance Committee. As the lead independent director, Dr. Shimer has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him or her on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Director Compensation

Our non-employee directors receive a $25,000 annual retainer. The chairperson of the Audit Committee is also paid an additional annual retainer of $10,000, and each chairperson of our other committees is also paid an additional annual retainer of $4,000. In addition, the lead independent director receives an additional annual retainer of $15,000. Retainers are paid on a quarterly basis after the end of each quarter.

Our non-employee directors receive $1,000 per meeting attended and are entitled to reimbursement of travel (first-class domestic and business-class international) and other related expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. The chairperson of the Audit Committee receives an additional $1,000 per committee meeting or sub-meeting with management attended, and the chairperson of the Compensation Committee and of the Nominating and Corporate Governance Committee each receives an additional $500 per meeting attended. Meeting fees are aggregated and paid on a quarterly basis after the end of each quarter.

Upon joining the Board, a non-employee director is eligible to receive an initial grant of 8,000 restricted stock units. The restricted stock units will vest 1/3 on each anniversary of the grant date, so that the entire grant will be fully vested over a three year period, subject to continued service through such dates.

On an annual basis through 2013, a non-employee director who has been a director for at least six months at the time of our annual stockholders meeting has been eligible to receive a grant of 6,000 restricted stock units, which become fully vested on the date of the following year's annual meeting of stockholders. Beginning in 2014, it is anticipated that the size of this annual equity grant will be based upon a dollar value on the date of grant equal to $200,000, rather than a fixed number of restricted stock units.

In order to encourage continuing director education, the Nominating and Corporate Governance Committee has also established a budget for director education of $6,000 over any two-year period for each director. Directors serving on multiple boards are encouraged to obtain pro rata reimbursement of their director education expenses from each corporation that they serve.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks related thereto. The Company's Compensation Committee is generally responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company has a Risk Committee that reports to the Board regarding enterprise risk. The Risk Committee is led by the Company's internal audit team and is composed of department heads and leaders across the Company. The Risk Committee meets on a regular basis and reviews enterprise risk across the Company's various functional groups.

Fiscal Year 2013 Director Compensation

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2013 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Jocelyn E. Carter-Miller (3)	52,000	199,680	—	251,680
Ralph E. Faison (3)	60,500	199,680	—	260,180
A. Timothy Godwin (3)	79,000	199,680	—	278,680
Jef Graham (3)	49,000	199,680	—	248,680
Linwood A. Lacy, Jr. (3)	60,500	199,680	—	260,180
Gregory J. Rossmann (3)	48,000	199,680		247,680
Barbara V. Scherer (3)	50,000	199,680	—	249,680
Julie A. Shimer (3)	56,500	199,680	—	256,180

(1)
The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2013 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013, each Director had the following number of restricted stock units outstanding: Jocelyn E. Carter-Miller, 6,000 units; Ralph E. Faison, 6,000 units; A. Timothy Godwin, 6,000 units; Jef Graham, 6,000 units; Linwood A. Lacy, Jr., 6,000 units; Gregory J. Rossmann, 6,000 units; Barbara V. Scherer, 8,667 units; and Julie A. Shimer, 6,000 units.

(2)
As of December 31, 2013, each Director had the following number of options outstanding: Jocelyn E. Carter-Miller, 0; Ralph E. Faison, 0; A. Timothy Godwin, 11,800; Jef Graham, 10,133; Linwood A. Lacy, Jr., 15,000; Gregory J. Rossmann, 1,800; Barbara V. Scherer, 0; and Julie A. Shimer, 1,800.

(3)
On May 31, 2013, each of these directors was issued 6,000 restricted stock units, which vest entirely on the date of the next annual meeting of the stockholders. Each grant of these restricted stock units had a grant date fair value of $199,680. There were no stock option awards made to the directors in 2013.

Director Stock Ownership Guidelines

Our Board of Directors adopted stock ownership guidelines for our directors and executive officers, effective as of January 1, 2005. The guidelines require our directors to own a minimum of 5,000 shares of NETGEAR common stock. Directors have a five year period in which to achieve the required compliance level. Shares owned directly by a director and unvested restricted stock units are counted toward the guidelines. All of our directors are currently in compliance with the guidelines.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of another company.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2014 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2013. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2013 and December 31, 2012:

Fee Category	2013 Fees	2012 Fees
Audit Fees	$1,738,591	$1,620,904
Audit-Related Fees	14,972	7,060
Tax Fees	217,922	230,089
All Other Fees	3,600	3,600
Total Fees	$1,975,085	$1,861,653

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for consultations in connection with Sarbanes-Oxley compliance, acquisitions, as well as financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning.

All Other Fees. Consists of fees billed for use of an online accounting research tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2014 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP's qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee's review also included matters required to be considered under the Securities and Exchange Commission's rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors' independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Vote Required and Board of Directors' Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

PROPOSAL THREE
APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for NETGEAR and our stockholders. This proposal gives our stockholders the opportunity to cast an advisory vote to approve compensation to our executive officers set forth in the Summary Compensation Table (the “Named Executive Officers”).

Our executive compensation programs aim to address a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating our Named Executive Officers to achieve returns for our stockholders. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program combine to promote our goal of ensuring that total compensation should be related to both NETGEAR's performance and individual performance.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional information regarding our executive compensation, including our compensation philosophy and objectives and the 2013 compensation of the Named Executive Officers. The following highlights important aspects of executive compensation with respect to our Named Executive Officers in fiscal year 2013:

•	Approximately 70% of total compensation for our Named Executive Officers is variable and tied to achievement of internal performance targets or Company performance;

•	We granted long-term equity awards (four-year standard vesting) that link the interests of our Named Executive Officers with those of our stockholders;

•	Named Executive Officers are not entitled to any tax gross-up treatment on any severance, change-of-control benefits or other benefits;

•	We have clawback provisions for the executive bonus plan for Named Executive Officers and stock option and restricted stock unit award agreements for Named Executive Officers; and

•
Minimum Company performance requirements for payment of annual cash incentive bonuses in 2013 were not achieved, and accordingly Named Executive Officers did not receive any annual cash incentive bonuses for 2013.

We believe the compensation program for the Named Executive Officers is instrumental in helping us try to achieve our financial performance and business goals. In 2013 our revenue grew to $1.37 billion, representing an increase of $97.7 million, or 7.7% over the prior year. We operate our business profitably, with net income of $55.2 million in 2013. Our earnings and operational performance helped drive a cash, cash equivalents and short-term investments balance at the end of 2013 of $248.2 million, a decrease of $128.7 million over the prior year-end. The decrease in cash, cash equivalents and short-term investments was mainly attributable to our cash acquisition of the AirCard business from Sierra Wireless, Inc. and our repurchase of shares as part of our stock repurchase program in 2013.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the requirements of Section 14A of the 1934 Act and the Securities and Exchange Commission's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Board of Directors' Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named

Executive Officers. The Company intends to conduct an advisory vote to approve the Company's executive compensation annually. The next such vote will be conducted at our 2015 Annual Meeting of Shareholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers.

PROPOSAL FOUR
APPROVAL OF AN AMENDMENT TO THE NETGEAR, INC. AMENDED AND RESTATED 2006 LONG-TERM INCENTIVE PLAN

Our Board of Directors has approved and is recommending to stockholders an amendment to the NETGEAR, Inc. Amended and Restated 2006 Long-Term Incentive Plan (the “2006 Plan”) to increase the number of shares available for issuance under the existing 2006 Plan. A total of 9,500,000 shares of our common stock are currently authorized for issuance under the 2006 Plan. The Board of Directors has approved an amendment to the 2006 Plan to increase the number of shares of NETGEAR common stock authorized for sale by 1,500,000 shares so that a total of 11,000,000 shares are reserved, subject to stockholder approval at the Annual Meeting. As of March 30, 2014, without giving effect to the proposed amendment, a total of 1,463,487 shares were available for grant under the 2006 Plan. The 2006 Plan is not being amended in any other material respect.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this amendment. Our Named Executive Officers set forth in the Summary Compensation Table and our directors have an interest in this proposal. A full copy of the 2006 Plan incorporating the proposed amendment is attached to this proxy statement as Appendix A.

We believe strongly that the approval of the amendment to the 2006 Plan is essential to our continued success. Our employees are our most valuable assets. Offering a broad-based equity compensation program is vital to attracting and retaining the most highly skilled people in our industry. We believe that employees who have a stake in the future success of our business become highly motivated to achieve our long-term business goals and increase stockholder value. The 2006 Plan is designed to assist in recruiting, motivating and retaining talented employees who help us achieve our business goals, including creating long-term value for stockholders. The 2006 Plan is a significant part of our overall equity compensation strategy, and is one of the primary programs through which our employees may achieve ownership in the Company and thereby share in the success of NETGEAR.

Considerations of the Board of Directors in Making Its Recommendation

Our Board of Directors approved the increase to the number of shares reserved for issuance under the 2006 Plan following substantial review of, and deliberation concerning, our historical and anticipated equity grant practices and requirements, peer group industry data presented by the Company’s third-party compensation consultant and the structure of the 2006 Plan. In view of the composition of NETGEAR’s stockholder base, which is largely comprised of institutional stockholders, the Board of Directors also considered the policy guidelines of the major proxy advisory firms in determining the size of the proposed share reserve increase for the 2006 Plan. Our Board of Directors subsequently approved the amendment to the 2006 Plan, subject to approval by our stockholders. In determining the number of additional shares to reserve for issuance under the 2006 Plan, our Board of Directors considered a number of factors, including:
Historical Grant Practices. Our Board of Directors considered the historical amounts of equity awards that we have granted in the past several years. Our historical “burn rate,” which we define as the number of shares subject to equity awards granted in a fiscal year divided by the weighted average common shares outstanding for that fiscal year, for the last three fiscal years has been as follows:

Fiscal Year	Stock Options Granted	Full Value Equity Awards Granted	Total Shares Granted (Adjusted) (1)	Weighted Average Shares Outstanding	Adjusted Burn Rate (2)	Unadjusted Burn Rate (3)
2013	502,560	743,975	1,990,510	38,379,154	5.19%	3.25%
2012	1,332,768	51,098	1,434,964	38,057,158	3.77%	3.64%
2011	1,289,463	113,200	1,515,863	37,120,749	4.08%	3.78%

(1)
The adjusted total number of shares granted is the sum of (i) the number of shares of common stock subject to option grants and (ii) the number of shares of common stock subject to restricted stock unit awards multiplied by two (consistent with the methodology recommended by Institutional Shareholder Services).

(2)	The adjusted burn rate equals the adjusted total number of shares granted divided by the weighted average shares outstanding in a given fiscal year.

(3)	The unadjusted burn rate equals the unadjusted total number of shares granted divided by the weighted average shares outstanding in a given fiscal year.
In particular, in 2013, we shifted our historical practice of primarily granting stock options to new and existing employees to a practice of granting either only restricted stock units or a combination of stock options and restricted stock units. One goal of this change was to reduce our burn rate over time. Our unadjusted burn rate actually decreased from 3.64% in 2012 to 3.25% in

2013, despite a significant increase in our headcount following our addition of approximately 160 new employees in connection with our acquisition of the AirCard business from Sierra Wireless, Inc. in early 2013. Equity award grants to these new employees were made from the existing 2006 Plan share pool.
Forecasted Grant Practices. We expect to continue our practice of emphasizing the grant of restricted stock units over stock options for most new and existing employees, and we are focused on maintaining or reducing our historical burn rates through a variety of measures. We have recognized and responded to the potential dilutive effects of our equity award practices, as reflected by our stock buyback history described below. The Board of Directors carefully monitors our annual burn rate, dilution and equity expense to ensure that we maximize stockholders’ value by granting only the appropriate number of equity awards necessary to attract, reward and retain employees. If our request to increase the share reserve of the 2006 Plan by 1,500,000 shares is approved, we will have approximately 2,963,487 shares available for grant under the 2006 Plan after our 2014 Annual Meeting, based on share data as of March 30, 2014.
Impact of Stock Repurchase Program. Our stock repurchase program has significantly offset the dilutive effect of our equity award practices, which has been one goal, among others, of this program. During fiscal 2013, we repurchased 2,004,932 shares of NETGEAR common stock at an average price of $31.47 per share. Over the short-term, however, our repurchase of shares of NETGEAR common stock also had the effect of reducing the outstanding share base against which our burn rate is calculated, contributing to a higher burn rate for 2013 than would otherwise have been calculated. Offsetting dilution will continue to be a factor in how we decide to use our cash in the future.
Awards Outstanding Under Existing Grants and Available Shares. The following table provides information as of March 30, 2014 about our common stock that may be issued upon the exercise of options and rights granted, or in the future granted, to employees or members of our Board of Directors under all existing equity compensation plans:

As of March 30, 2014
Total number of shares of common stock subject to outstanding stock options	3,889,698
Total number of shares of common stock subject to outstanding full value equity awards	729,597
Weighted-average exercise price of outstanding stock options	$30.19
Weighted-average remaining term of outstanding stock options (in years)	6.34
Total number of shares of common stock available for grant under all equity plans	1,463,487
The 2006 Plan Combines Compensation and Governance Best Practices. As described in greater detail below and in the 2006 Plan itself, the 2006 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:

•
Repricing is not allowed. The 2006 Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the 2006 Plan without prior stockholder approval.

•
Stockholder approval is required for additional shares. The 2006 Plan does not contain an annual “evergreen” provision. The 2006 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.

•
Full Value Equity Award Fungible Ratio. Each “full value equity award” (as defined below) counts against the 2006 Plan’s share reserve as 1.58 shares for every one share subject to such award. For these purposes, a “full value equity award” is any award pursuant to the 2006 Plan, other than options, stock appreciation rights or other awards that are based solely on an increase in value of our common stock following the date of grant.

•Independent Compensation Committee. Our Compensation Committee consists entirely of independent directors.

Description of the 2006 Plan

The following discussion is qualified in its entirety by the text of the 2006 Plan incorporating the proposed amendment, which is attached to this proxy statement as Appendix A.
Administration

The 2006 Plan is administered and interpreted by the Compensation Committee of our Board of Directors, or such other committee as designated by our Board of Directors (in either case, the “Committee”). The Committee may delegate authority to one or more of our officers to grant awards to employees who are not members of the Board of Directors or officers for purposes of Section 16 of the 1934 Act. The Committee has the authority to determine the individuals to whom grants will be made, the time when grants will be made, and the type, size and terms of each grant. Award grants to eligible non-employee directors are determined solely by non-employee directors, without the participation of employee directors or management. Awards granted to a non-employee director will generally be on par with awards granted to all other similarly situated non-employee directors.

Any material amendment to the 2006 Plan will be subject to stockholder approval. Material amendments would include: any increase in the number of shares to be issued under the 2006 Plan other than to reflect a merger, reorganization, stock split or similar corporate event; any increase in the limits applicable to awards under the 2006 Plan other than in connection with a merger, reorganization, stock split or similar corporate event; allowing for an exercise price below fair market value on the date of grant of an option or stock appreciation right, unless in compliance with Section 424(a) of the Code; the repricing of outstanding options or stock appreciation rights; and any amendments requiring stockholder approval in accordance with any applicable law, regulation or rule. Any amendment that is not deemed to be a material amendment can be made without stockholder approval.

Shares Available Under the 2006 Plan

If the proposed amendment to the 2006 Plan is approved by the stockholders, a maximum of 11,000,000 shares of our common stock will be reserved for issuance under the 2006 Plan.

In the event of a merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of shares, or similar corporate event, the number of shares that can be issued under the 2006 Plan, the number of shares subject to outstanding awards and any exercise price will be adjusted by the Committee in any manner it deems equitable to prevent dilution or enlargement of the benefits or potential benefits intended under the 2006 Plan.

Any shares of common stock subject to an award that are forfeited, settled in cash, expires or is otherwise settled without the issuance of shares shall again be available for awards under the 2006 Plan. Shares that are tendered by a participant or retained by the Company as full or partial payment to the Company for the purchase of an award or to satisfy tax withholding obligations in connection with an award shall no longer again be made available for issuance under the 2006 Plan. For purposes of clarity, with respect to stock appreciation rights, all shares covered by an award (i.e., the shares issued upon exercise and the shares that represent payment of the exercise price) will cease to be available for grant under the 2006 Plan.

Each full value equity award will count against the amended and restated 2006 Plan’s share reserve as 1.58 shares for every one share subject to such award. If shares subject to a full value equity award are forfeited to the Company and would otherwise return to the 2006 Plan, then 1.58 times the number of shares so forfeited will return to the 2006 Plan and will again become available for issuance.

Eligibility Under the 2006 Plan

Employees of NETGEAR and its affiliates, consultants who may be retained by NETGEAR and its affiliates, and non-employee members of the Board of Directors are eligible to participate in the 2006 Plan. The Committee will select the eligible participants who will participate in the 2006 Plan. As of March 30, 2014, there were approximately 1,023 employees and eight (8) non-employee members of the Board of Directors eligible to participate in the 2006 Plan.

Awards Under the 2006 Plan

The Committee may make the following types of awards to eligible participants under the 2006 Plan, with terms and conditions to be established by the Committee: stock options, stock appreciation rights, restricted stock awards, performance awards and other stock awards.

Stock Options. The Committee will determine the number of options to be granted and the terms applicable to each award, subject to the restrictions set forth in the 2006 Plan. The term of any option may not exceed ten (10) years from the date of grant. The exercise price generally cannot be less than the fair market value of NETGEAR’s common stock on the date the option is granted. The 2006 Plan generally prohibits the Committee from reducing the exercise price of any option, whether through amendment, cancellation, replacement, or any other means, after it is granted, without stockholder approval.

Stock Appreciation Rights. The Committee will determine the number of stock appreciation rights to be granted and the terms applicable to each award, subject to the restrictions set forth in the 2006 Plan. The term of any stock appreciation right may not exceed ten (10) years from the date of grant. The exercise price generally cannot be less than the fair market value of NETGEAR’s common stock on the date the stock appreciation right is granted. The 2006 Plan generally prohibits the Committee from reducing the exercise price of any stock appreciation right, whether through amendment, cancellation, replacement, or any other means, after it is granted, without stockholder approval.

Restricted Stock Awards. The Committee will determine the number of shares or units that will be granted and the terms applicable to each award, provided that the period over which any restricted stock award may fully vest will be no less than three (3) years, other than for annual restricted stock awards for directors which fully vest on the date of the annual meeting for the following year, and except that in the event of death, disability, retirement or a change-in-control of NETGEAR, unvested shares may be accelerated on the same terms as other awards in accordance with the terms of the 2006 Plan.

Performance Awards. Performance awards can take the form of performance shares or performance units. A performance share means an award denominated in shares of NETGEAR common stock and a performance unit means an award denominated in units having a dollar value or other currency, as determined by the Committee. The Committee will determine the number of performance awards that will be granted and will establish the performance goals and other conditions for payment of such performance awards. The period of measuring the achievement of performance goals will be a minimum of twelve (12) months. The performance goals established by the Committee for any participant will be based on one or more of the following criteria: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; and total stockholder return. The performance goals may be determined on an absolute basis or relative to internal goals or to other companies or indices. The Committee shall adjust the performance goals to the extent necessary to prevent dilution or enlargement of any award due to extraordinary events or circumstances or to exclude the effects of extraordinary, unusual or non-recurring items; changes in applicable laws, regulations or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets or other similar corporate transaction; provided, however, that no such adjustment will be made if the effect of such adjustment would cause an award to fail to qualify as “performance-based” within the meaning of Section 162(m).

Other Stock-Based Awards. The Committee will determine the number of other stock-based awards that will be granted and the terms applicable to each award. Other stock-based awards may include dividend equivalents or amounts which are equivalent to all or a portion of any federal, state, local, domestic or foreign taxes relating to an award, and may be payable in shares, cash, other securities or any other form of property as the Committee may determine.

Awards to Covered Employees

The 2006 Plan contains additional restrictions and limitations on awards that are intended to satisfy the requirements of performance-based compensation under Section 162(m) of the Code to participants classified as “covered employees.” No participant may receive an award or awards having an aggregate value of greater than $3,000,000 for any full fiscal year of NETGEAR, subject to adjustment as described in the 2006 Plan for overlapping performance periods. For stock options and stock appreciation rights, aggregate value is determined by multiplying the fair market value of shares subject to the award by 50%. For performance shares, the aggregate value is the fair market value of shares on the date of grant. For performance units, the aggregate value is the denominated dollar value of the performance units.

If an award to a covered employee under the 2006 Plan is subject to the attainment of performance goals, the Committee shall establish the performance goals within the ninety (90) day period following the commencement of the applicable performance period or such lesser period of time as may be required by Section 162(m) of the Code. The Committee may, in its discretion, reduce the amount of any performance-based award to a covered employee based on any criteria it shall determine. However, the

Committee may not increase the amounts payable pursuant to any performance-based award to a covered employee or waive the achievement of the performance goals, except in certain limited circumstances such as death, disability or a change-in-control of NETGEAR.

Termination of Employment

As discussed above, awards granted under the 2006 Plan generally expire on the date determined by the Committee at the time of the award, subject to earlier expiration as specified in the award agreement, in the event the participant terminates employment with the company prior to that date. Generally, unless determined otherwise by the Committee and subject to certain change-in-control provisions, all unvested options, stock appreciation rights and stock awards, and all unpaid performance shares and performance units are forfeited upon termination of service for reasons other than retirement, disability or death.

Upon termination of employment by reason of retirement, disability or death, all unvested options and stock awards become fully vested and any performance shares or performance units become payable to the extent determined by the Committee.

Upon termination by reason of retirement or disability, unless determined otherwise by the Committee, options will be exercisable until not later than the earlier of three years after the termination date or the expiration of their term. Upon termination by reason of death, while employed or after terminating employment by reason of retirement or disability, options will be exercisable by the participant’s beneficiary not later than the earliest of one year after the date of death, three years after the date of termination due to retirement or disability, or the expiration of their term. All stock appreciation rights that become vested by reason of retirement, death or disability shall be exercisable as determined by the Committee.

Unless determined otherwise by the Committee, upon termination for any reason other than retirement, disability or death, any options vested prior to termination may be exercised during the three-month period commencing on the termination date, but not later than the expiration of their term. If a participant dies during the post-employment period, the participant’s beneficiary may exercise the options (to the extent they were vested and exercisable on the date of employment termination), but not later than the earlier of one year after the date of death or the expiration of their term.

Change-in-Control

In the event of a change-in-control of NETGEAR, all awards under the 2006 Plan vest and all outstanding performance shares and performance units shall be paid out upon transfer in accordance with the relevant award agreement. Stock appreciation rights that become vested upon a change-in-control shall be exercisable as determined by the Committee. The successor entity may assume fully awards without the consent of any participants.

With respect to awards granted on or after the July 2010 amendment and restatement of the 2006 Plan, if a stock option or stock appreciation right is not assumed or substituted for by the successor entity in a change-in-control, then the Committee will notify an award holder that the stock option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Committee, and terminate after the expiration of such period.

Tax Consequences

The following description of the federal income tax consequences of awards under the 2006 Plan is a general summary. State, local and other taxes may also be imposed in connection with awards. This discussion is intended for the information of stockholders who are considering how to vote on the proposed amendment to the 2006 Plan at the Annual Meeting and not as tax guidance to individuals who participate in the 2006 Plan.

Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss.

If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards, Restricted Stock Units, Performance Awards and other Stock-Based Awards. A participant generally will not have taxable income at the time restricted stock awards, restricted stock units, performance awards or other stock-based awards are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for NETGEAR

NETGEAR generally will be entitled to a tax deduction in connection with an award under the 2006 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to NETGEAR’s Chief Executive Officer and to certain other covered employees determined in accordance with Section 162(m). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, NETGEAR can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2006 Plan, setting eligibility requirements, setting limits on the number of awards that any individual may receive and for awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The 2006 Plan has been designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting NETGEAR to continue to receive a federal income tax deduction in connection with such awards.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional twenty percent (20%) federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Plan Benefits

It is not presently possible to determine the benefits that will be received by participants in the 2006 Plan in fiscal 2014 or in future years. However, set forth below are the awards that were granted under the 2006 Plan during fiscal 2013:

Name	Option Awards (shares)	Weighted Average Option Exercise Price ($)	Option Awards ($) (1)	Stock Awards (shares)	Stock Awards ($) (2)
Patrick C.S. Lo, Chairman and Chief Executive Officer	108,510	$32.54	$1,380,019	29,650	$964,811
Christine M. Gorjanc, Chief Financial Officer	30,000	$32.54	$381,537	10,000	$325,400
Michael F. Falcon, Senior Vice President of Worldwide Operations and Support	25,000	$32.54	$317,948	7,000	$227,780
Andrew W. Kim, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary	25,000	$32.54	$317,948	7,000	$227,780
Michael P. Clegg, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary	25,000	$32.54	$317,948	5,000	$162,700
Executive officers as a group (9 persons)	283,510	$32.60	$3,612,476	82,650	$2,698,031
Non-executive director group (8 persons)	—	$—	$—	48,000	$1,597,440
Non-executive officers employee group (793 persons)	219,050	$34.54	$3,066,529	613,161	$17,421,803

(1)
The amounts included in the “Option Awards” column represent the full grant date value of option stock awards granted in 2013 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2013 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Vote Required and Board of Directors’ Recommendation

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the amendment to the NETGEAR, Inc. Amended and Restated 2006 Long-Term Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 30, 2014 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within 60 days of March 30, 2014, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 36,561,133 shares of our common stock outstanding as of March 30, 2014. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Options Beneficially Owned (9)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned
5% Stockholders:
Royce & Associates, LLC (2)	4,759,165	—	4,759,165	13.0%
FMR LLC (1)	4,656,292	—	4,656,292	12.7%
Neuberger Berman Group LLC (4)	3,809,531	—	3,809,531	10.4%
BlackRock, Inc. (3)	3,539,503	—	3,539,503	9.7%
The Vanguard Group, Inc (5)	2,351,419	—	2,351,419	6.4%
DNB Asset Management AS (6)	2,326,192	—	2,326,192	6.4%
Executive Officers and Directors:
Patrick C.S. Lo (7)	345,007	717,650	1,062,657	2.9%
Christine M. Gorjanc	37,203	112,541	149,744	*
Michael F. Falcon	12,050	38,495	50,545	*
Andrew W. Kim	3,056	33,587	36,643	*
Michael P. Clegg	9,146	48,559	57,705	*
Jocelyn E. Carter-Miller	5,289	—	5,289	*
Ralph E. Faison	24,000	—	24,000	*
A. Timothy Godwin (8)	42,815	11,800	54,615	*
Jef Graham	6,000	10,133	16,133	*
Linwood A. Lacy, Jr.	215,150	15,000	230,150	*
Gregory J. Rossmann	12,400	1,800	14,200	*
Barbara V. Scherer	4,999	—	4,999	*
Julie A. Shimer	19,000	1,800	20,800	*

All current directors and executive officers as a group (17 persons)	741,384	1,072,187	1,813,571	5.0%
* Less than one percent of our outstanding shares of common stock

(1) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2014, by FMR LLC (“FMR”). FMR has sole power to vote or to direct the vote of 158,273 shares and sole power to dispose or to direct the disposition of 4,656,292 shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(2) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 13, 2014, by Royce & Associates, LLC (“Royce & Associates”). Royce & Associates has sole power to vote of and dispose of all of the reported shares. The address of Royce & Associates is 745 Fifth Avenue, New York, NY 10151.

(3)  Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2014, by BlackRock, Inc. (“BlackRock”). BlackRock has sole power to vote of 3,411,672 shares and sole power to dispose of 3,539,503 shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(4)  Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on March 10, 2014, by Neuberger Berman Group LLC (“Berman Group”). Berman Group and its affiliates may be deemed to be beneficial owners of securities because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. The address for Berman Group is 605 Third Avenue, New York, NY 10158.

(5)  Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2014, by The Vanguard Group, Inc (“Vanguard Group”). Vanguard Group has sole power to vote of 61,691shares and sole power to dispose of 2,293,328 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 58,091 shares. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(6)  Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2014, by DNB Asset Management AS (“DNB Asset Management”). All of the securities are beneficially owned by DNB Asset Management. The address of DNB Asset Management is Dronning Aufemias Gate 30, Bygg M-12N 0191 Oslo, Norway.

(7) Shares beneficially owned by Mr. Lo include (1) 23,113 shares held of record by The Patrick C.S. Lo 2009 Grantor Retained Annuity Trust, (2) 128,892 shares held of record by The Patrick and Emily Lo Revocable Trust Dated 4-7-99, (3) 131,778 shares held of record by the education trusts of Mr. Lo's children, and (4) 83,461 shares held of record by Mr. Lo.

(8) Shares are held by A. Timothy Godwin Family Trust dated 3/27/95, as amended.

(9) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable and restricted stock units vesting within 60 days of March 30, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

NETGEAR is a global networking company that delivers innovative products to consumers, businesses and service providers. In 2013 our revenue grew to $1.37 billion, representing an increase of $97.7 million, or 7.7% over the prior year. We operate our business profitably, with net income of $55.2 million in 2013. Our earnings and operational performance helped drive a cash, cash equivalents and short-term investments balance at the end of 2013 of $248.2 million, a decrease of $128.7 million over the prior year-end. The decrease in cash, cash equivalents and short-term investments was mainly attributable to our cash acquisition of the AirCard business from Sierra Wireless, Inc. and our repurchase of shares as part of our stock repurchase program in 2013.

The worldwide macroeconomic environment continued to be challenging for us in 2013, particularly in Europe in the early part of 2013. Despite this, we grew the business and were able to make important share gains in key areas worldwide. We remain committed to pursuing growth opportunities we see in smart homes, next generation service providers and 21st century small and medium-sized businesses. We have maintained financial discipline while continuing to drive innovation with continual investment in research and development. We have also maintained a strong balance sheet and continue to closely manage our expenses, inventory and cash.

In light of the various challenges facing our business, we believe the compensation program for our Named Executive Officers is instrumental in driving the Company's focus on long-term growth and strong financial performance. The compensation of our Named Executive Officers consists of three main elements: base salary, annual incentive compensation and long-term incentive compensation. Compensation is based on overall company performance as well as individual performance. We continue to seek to have total compensation for Named Executive Officers at or near the median for our Peer Group, as identified below. We believe all of these factors help us achieve total compensation for our Named Executive Officers that is fair, reasonable and competitive.

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, we believe that finding, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are critical factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating management to achieve returns for our stockholders. The Compensation Committee, as well as our Board of Directors, does not believe that our compensation policies encourage excessive risk taking by our executives or employees. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team in attaining key short term and long term operating objectives, such as growth of sales, operating margins and earnings per share, market share, long term competitive advantage, and ultimately, in attaining and sustaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determination of their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.

In June 2013, we held a stockholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 94% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2013, we were mindful of the strong support our stockholders expressed at our 2012 annual meeting, where over 91% of stockholder votes cast were in favor of our say-on-pay resolution, for our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. As a result, our Compensation Committee retained and continued our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they help deliver on our objectives.

Designing a Competitive Compensation Package

Recruitment and retention of our Named Executive Officers and other executive management require a competitive compensation package. Our Compensation Committee has the responsibility for evaluating the executive compensation plans, policies, and programs and making such recommendations or changes as it deems appropriate. Our Compensation Committee's approach emphasizes fixing total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at approximately the median of our peer group (the “Peer Group”). The Peer Group was last reviewed and confirmed in the first half of 2013 by Compensation Strategies, the Compensation Committee's compensation consultant, with input from our Chief Executive Officer and Compensation Committee Chairman. The Peer Group is the same as the group that was last used by the Compensation Committee in 2012, as well as 2011. The Peer Group consists of 17 U.S. publicly traded companies from the computer peripheral and communications equipment industries of relatively similar annual revenue and market capitalization as compared to us:

Arris Group, Inc.	Fortinet, Inc.
Aruba Networks, Inc.	Juniper Networks, Inc.
Brocade Communications Systems, Inc.	Logitech International S.A.
Ciena Corporation	NetApp, Inc.
Digi International, Inc.	Plantronics, Inc.
Emulex Corp.	Polycom, Inc.
Extreme Networks, Inc.	Radisys Corp.
F5 Networks, Inc.	SanDisk Corp.
Finisar Corp.

For companies within the Peer Group, the median annual 2012 revenues were approximately $1.35 billion, with an average of $1.78 billion. The median market capitalization was $1.9 billion, with an average of $3.7 billion. Statistical analysis was used to adjust all market compensation data to approximate the current annual revenues of the Company given the variation in size of the companies from which compensation data is collected. Statistical regression techniques were used to remove the significant swings that can occur with individual raw data points.

Each element of compensation as well as total compensation are quantified and reviewed to determine the Company's competitiveness compared to the Peer Group. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data. When data is not current through the most recent year, estimates are made to update values and public and private survey information was also used as a supplement to the data.

In determining the appropriate individual compensation levels for Named Executive Officers, the Compensation Committee considers the Peer Group compensation data as well as the individual's tenure, experience, skills, and individual and Company performance. Compensation levels for all Named Executive Officers, except our CEO, are developed by the Compensation Committee in consultation with our CEO and Compensation Strategies, Inc. The Compensation Committee engages in an active dialogue with our CEO concerning the Company's strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Compensation Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the Named Executive Officers. In the case of the CEO, the Compensation Committee develops its own recommendation with the assistance of Compensation Strategies in executive session without the CEO, or any other member of management, present. The Compensation Committee independently reviews and approves the compensation for Named Executive Officers and certain other key executives, and the Board (including all independent members of the Board) also ratifies and approves such compensation.

Compensation Committee Consultant

The Compensation Committee engages Compensation Strategies, Inc., an independent third party compensation consulting firm, to assist in selecting the Peer Group and gathering general industry compensation data. The consultant reports directly to the Compensation Committee but has been authorized by the Compensation Committee to work with certain executive officers and employees of the Company. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the Company completes an annual questionnaire which includes questions which ask about any actual or potential conflicts or relationship between such individual and the consultant. The consultant conducts regular reviews of total compensation of the Named Executive Officers and members of the Board. The consultant also provides advice with respect to other executive and Board compensation issues that might arise during the year, but otherwise provides no other services to the Company.

Setting the Pay Mix

Total Compensation

The Compensation Committee emphasizes performance-based compensation, which includes elements dependent directly on results, for our executive team. Total cash compensation (i.e., base salary and annual cash incentive) is targeted at approximately the median total cash compensation of the Peer Group for Named Executive Officers. Comparing the elements of total target compensation for 2013, base salary comprises approximately 29%, target annual incentive compensation approximately 18%, and long-term incentive compensation approximately 53% of the pay mix.

For 2013, our target total compensation (i.e., base salary, annual cash incentive and long-term incentives) for Named Executive Officers as a group was below the median for the Peer Group by approximately 8%. This percentage below the median resulted from our relatively modest variances from the Peer Group median amounts in each main compensation category. We continue to regularly evaluate our compensation practices and expect to continue to set target total compensation for Named Executive Officers to meet our goal of targeting the median Peer Group amounts in the future.

Fixed Compensation

Principal elements of fixed compensation consist of base salary and benefits (e.g., 401(k) plan, health, life and disability insurance and employee stock purchase plan). We target the value of fixed compensation generally near the median of the Peer Group to facilitate a competitive recruitment and retention strategy.

Base Salary. We generally set base salaries for Named Executive Officers at approximately the 50th percentile of the Peer Group, with individual variations based on job scope, tenure, retention risk and other factors relevant to the Compensation Committee. Increases in base salary reflect assessed performance, providing a performance link to this element of fixed compensation. Base salaries are generally reviewed by the Compensation Committee and approved by the independent members of the Board of Directors by about the third quarter of the year. Accordingly, the Compensation Committee reviewed and determined base salaries for Named Executive Officers to be effective as of July 1, 2013: Mr. Lo's salary was increased from $715,000 to $750,000, Ms. Gorjanc's salary was increased from $440,000 to $450,000, Mr. Falcon's salary was increased from $325,000 to $335,000, Mr. Kim’s salary was increased from $295,000 to $330,000, and Mr. Clegg's salary was increased from $300,000 to $310,000. Mr. Kim’s salary increase percentage was greater than that of our other Named Executive Officers due to his promotion to Senior Vice President in 2013. As a group, the base salaries for Named Executive Officers exceeded the median for the Peer Group by approximately 3%, and we believe this result is generally consistent with our stated goal of targeting the median metrics for the Peer Group.

Benefits. We provide various employee benefit programs to our Named Executive Officers, including health, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. In addition, we match contributions made by Named Executive Officers to their 401(k) plan up to an amount equal to $3,000 per year. These benefit programs are generally available to all our employees on substantially equal terms.

Incentive Compensation

Our executive incentive compensation is linked directly to our sales and earnings growth and long-term total return to stockholders. Our incentive compensation awards include annual cash incentives tied to the current year's performance and equity awards that generally vest over four years to retain executives and to reward long-term performance. Our incentive compensation awards in 2013 included the grant of both option awards and restricted stock unit awards to our Named Executive Officers. However, our Named Executive Officers did not receive any payments under the annual cash incentive plan in 2013.

Annual Incentive Plan (Cash). Our Named Executive Officers participate under our annual bonus plan and are eligible to receive a cash bonus primarily based upon the level of annual non-GAAP operating income achieved by the Company relative to a target established at the beginning of the calendar year. We believe that annual non-GAAP operating income is an appropriate measure, which indicates profitable revenue growth and generally reflects achievement of some of our shorter term objectives for growth in sales, operating margins and earnings per share, and market share. Non-GAAP operating income is equal to our GAAP operating income after excluding amortization of intangible assets, stock-based compensation expense, restructuring and other charges, acquisition-related expense, impact to cost of sales from acquisition accounting adjustments to inventory, litigation reserves and impairment charges.
Under the 2013 executive bonus plan, our Named Executive Officers were eligible to receive an incentive bonus based upon the level of annual non-GAAP operating income achieved by the Company. The target bonus amounts for our Chief Executive Officer, Chief Financial Officer and other Named Executive Officers were 100%, 75% and 50% of their respective fiscal year average base salaries. Bonus amounts for the Named Executive Officers would become eligible to be paid based upon the Company achieving a minimum threshold amount of $166.3 million in 2013 annual non-GAAP operating income. If 2013 annual non-GAAP operating income exceeded the $166.3 million threshold, amounts in excess of this threshold would be contributed to a bonus pool until the bonus pool reached a sufficient level to fund the target bonus amounts for participants in the plan. If there was additional non-GAAP operating income beyond the amount required to fully fund the target bonus amounts, then 50% of such excess amount also would be contributed to the bonus pool, subject to reaching a level sufficient to pay maximum bonus amounts. The maximum bonus amount payable under the bonus plan was 150% of an individual’s target bonus amount, or 150%, 112.5% and 75% of the respective fiscal year average base salaries of our Chief Executive Officer, Chief Financial Officer and other Named Executive Officers.

We believe that this minimum threshold amount of $166.3 million in non-GAAP operating income was set at an appropriate level based on market and industry expectations at that time and our 2013 annual operating plan reviewed and approved by our Board of Directors, and that it was achievable and not unrealistic. In addition, once the eligible bonus is determined based upon the level of annual non-GAAP operating income achieved, the Compensation Committee also has discretion to reduce such bonus based upon the executive's achievement of his or her individual annual objectives. As a group, the target annual incentive cash bonus amount for Named Executive Officers was below the median for the Peer Group by approximately 6%. The Peer Group market data generally results in target annual incentive cash bonus amounts being separated into three tiers, namely one for the Chief Executive Officer, one for the Chief Financial Officer and one for the other Named Executive Officers. Prior to 2013, we generally had two tiers, namely one for the Chief Executive Officer and one for the rest of the Named Executive Officers (including the Chief Financial Officer). Beginning in 2013, we separated our Named Executive Officers into three tiers, consistent with the three tiers in our Peer Group market data.

The Company's reported 2013 annual non-GAAP operating income was $139.9 million. Based on this amount not reaching the minimum threshold annual non-GAAP operating income amount of $166.3 million, no annual incentive cash bonuses were paid to any Named Executive Officer for services performed during fiscal year 2013.
Equity Awards. We provide long-term incentives through our 2003 Stock Plan (“2003 Plan”) and our Amended and Restated 2006 Long-Term Incentive Plan (“2006 Plan”). Equity grants have been granted in the past under the 2003 Plan and are periodically granted under the 2006 Plan to provide additional incentive to Named Executive Officers to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. We may grant a mixture of equity grants, including stock options, restricted stock and restricted stock units. We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases. In the case of restricted stock and restricted stock units, which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards. While the annual incentive plan might focus on achievement of shorter term objectives related to Company performance, we believe equity awards to our Named Executive Officers provide an incentive to reach some of our longer term objectives and metrics, such as building on our long-term competitive advantages and increasing the market value of our common stock over time.

With respect to the size of the equity awards granted to our Named Executive Officers, the Compensation Committee mostly relies on input from two sources to determine the amount of equity awards to be granted: research from Compensation Strategies, and input from our Chief Executive Officer. The Compensation Committee also reviews the then-current status of equity awards available for grant under our 2006 Plan for the current year as well as for the foreseeable future. In addition, the Compensation Committee considers relevant factors, including without limitation the executive's position, the executive's individual performance, the number of equity awards held (if any), and the extent to which those equity awards are vested. Compensation Strategies prepares a comprehensive analysis of the equity award practices of our Peer Group. Objectively, we generally target our compensation to be at the median for the Peer Group. Our Chief Executive Officer also gives his input on the size of equity grants to be made to the Named Executive Officers, other than himself, with a review of the prior year's grants as the baseline starting point and such officer's individual performance for the year. Accordingly, by combining analysis of specific objective data (from both the Peer Group report and the status of equity awards available for grant) with subjective input from our Chief Executive Officer, the Compensation Committee determines an appropriate amount of equity awards to be granted for each Named Executive Officer for the current year.

The Compensation Committee makes a formal recommendation to the independent members of the Board of Directors of any proposed awards for their review and approval. Equity awards for our Named Executive Officers may be granted pursuant to written consent of the Board but are typically granted during a Board of Directors meeting, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates and the appearance of granting options based on the timing of disclosure of material information to the public.

As part of the Company's annual compensation review in the first half of the year, annual equity awards were made to the Named Executive Officers during this period. The Named Executive Officers received a combination of option and restricted stock unit awards. The Company's long-term incentive compensation for Named Executive Officers as a group was below the targeted median of the Peer Group by approximately 13%.

Clawback Policy

In order to minimize the risk of undue overpayment of bonus amounts and granting excessive option and restricted stock unit awards, the Compensation Committee and the Board of Directors in 2010 approved the addition of a clawback provision to the executive bonus plan and to award agreements which apply to the Named Executive Officers. The clawback provision may require a forfeiture of previously paid bonus amounts or previously awarded option or restricted stock unit awards in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual bonus award being paid to Named Executive Officer or less of an actual option or restricted stock unit award being awarded to an Named Executive Officer, if such information had been known at the time the actual award had originally been calculated or determined. Pursuant to the clawback provision, the independent members of the Board of Directors or the Compensation Committee may require, in its discretion, that such Named Executive Officer forfeit and/or repay to the Company the amount by which an actual bonus award previously paid exceeds the lesser pro forma bonus award and the amount by which an actual award previously awarded exceeds the lesser pro forma option or restricted stock unit award, as the case may be. The policy is to put the Company in no worse position had the Compensation Committee known of the restatement of financial statements at the time of the awards. We believe this is a fair and equitable way to address any potential windfall that may benefit a Named Executive Officer in the event that our financial statements are materially inaccurate.

Stock Ownership Guidelines

We have also adopted, effective as of January 1, 2005, stock ownership guidelines for our Named Executive Officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to own approximately five times his annual base salary. Other Named Executive Officers are expected to achieve ownership levels equal to approximately one to three times base salary. Named Executive Officers have a five-year period in which to achieve the required compliance level. Shares owned directly by the executive and unvested restricted stock units are counted toward the guidelines. As of December 31, 2013, all of the Named Executive Officers were in compliance with the stock ownership guidelines.

Policy Against Hedging or Pledging NETGEAR Stock

Under our insider trading policy, directors and employees, including our Named Executive Officers, are prohibited from hedging or pledging of the Company's securities and from investing in derivatives of the Company's securities.

Executive Severance and Change of Control Benefits

The Company does not have a formal executive severance or change in control plan. The severance and change of control benefits that each Named Executive Officer is eligible for is governed by his or her employment agreement, change of control agreement or offer letter with us. The Compensation Committee believes that these agreements and offer letters are an essential element of our Named Executive Officers' compensation packages in order to be competitive with other companies that compete with us for executive officer talent, and also to ensure that our Named Executive Officers feel that they have adequate financial security to manage any circumstances that would obligate us to pay them severance or change in control benefits. For a more detailed description of these severance and change of control benefits, please see “Executive Compensation-Potential Payments Upon Termination or Change In Control.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. Our 2006 Plan is structured so that any compensation recognized by an executive officer in connection with the exercise of his or her outstanding options under the plan will qualify as performance-based compensation and will not be subject to the $1 million limitation. In addition, our 2006 Plan allows our Compensation Committee to structure equity awards other than stock options as performance based compensation under Section 162(m). In addition, our Executive Bonus Plan allows us to structure our cash incentives that are paid thereunder to qualify for a deduction under Section 162(m). The Compensation Committee, however, periodically reviews applicable tax provisions, such as Section 162(m), and may revise compensation plans from time to time to comply with their rules and to maximize deductibility. Also, while the Compensation Committee believes that structuring compensation to be deductible under Section 162(m) generally is desirable, it may decide that foregoing a tax deduction is desirable to otherwise achieve its performance objectives.

EXECUTIVE COMPENSATION

Summary Compensation Table

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for 2013 (our “Named Executive Officers”) for services rendered in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1), (7)	Option Awards ($) (2), (7)	Non-Equity Incentive Plan Compensation ($) (7)		All Other Compensation ($)		Total ($)
Patrick C.S. Lo, Chairman and Chief Executive Officer	2013	$732,500	$964,811	$1,383,769	$208,684	(3)	$3,000	(6)	$3,292,764
	2012	$697,500	$—	$1,329,312	$208,684	(3)	$3,000	(5)	$2,238,496
	2011	$640,000	$—	$2,065,055	$698,718	(4)	$—		$3,403,773
Christine M. Gorjanc, Chief Financial Officer	2013	$445,000	$325,400	$381,537	$156,513	(3)	$3,000	(6)	$1,311,450
	2012	$432,500	$—	$331,391	$156,513	(3)	$3,000	(5)	$923,404
	2011	$412,500	$397,800	$459,409	$225,232	(4)	$—		$1,494,941
Michael F. Falcon, Senior Vice President of Worldwide Operations and Support	2013	$330,000	$227,780	$317,948	$88,691	(3)	$3,000	(6)	$967,419
	2012	$320,000	$—	$265,112	$88,691	(3)	$—		$673,803
	2011	$301,925	$225,420	$347,956	$164,839	(4)	$—		$1,040,140
Andrew W. Kim, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary	2013	$312,500	$227,780	$317,948	$41,737	(3)	$3,000	(6)	$902,965
Michael P. Clegg, Senior Vice President and General Manager, Service Provider Business Unit	2013	$305,000	$162,700	$317,948	$88,691	(3)	$3,000	(6)	$877,339
	2012	$285,000	$—	$265,112	$88,691	(3)	$3,000	(5)	$641,803
	2011	$255,000	$225,420	$347,956	$139,202	(4)	$—		$967,578

(1)
The amounts reported in this column represent the aggregate value of the stock awards granted to the Named Executive Officers during 2013, 2012 and 2011, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. As required, the amounts shown exclude the impact of estimated forfeitures.

(2)
The amounts reported in this column represent the aggregate value of option awards granted to the Named Executive Officers during 2013, 2012 and 2011, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. As required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions for stock options, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. Please see the “Grants of Plan-Based Awards” table for more information regarding the option awards we granted in 2013.

(3)
Represents the amounts earned in relation to the Company's 2011 RSU Substitute Bonus Plan. Under the 2011 RSU Substitute Bonus Plan, each Named Executive Officer was eligible to earn a cash bonus if the Company achieved in 2011 fully-diluted non-GAAP earnings per share of $2.20, subject to certain exclusions. The Company achieved this target. Accordingly, the Named Executive Officers were paid 50% of the target bonus in the fourth quarter of 2012 and the remaining 50% was paid in the fourth quarter of 2013.

(4)	Represents cash bonuses earned under our annual bonus plan for each corresponding fiscal year and paid in the following March.

(5)	Consists of matching contributions under our 401(k) plan that were earned in 2012 and paid in January 2013.

(6)	Consists of matching contributions under our 401(k) plan that were earned in 2013 and paid in February 2014.

(7)	The amounts set forth in these columns are subject to clawback provisions.

Grants of Plan-Based Awards in Fiscal Year 2013

Grants of Plan-Based Awards

The following table provides certain information relating to incentive compensation and equity awards granted to, and the range of payouts that were achievable for, each of our Named Executive Officers during the fiscal year ended December 31, 2013. All stock options were granted under our 2006 Plan and have a term of ten years, subject to earlier termination in the event that the optionee's services to us cease. Shares issued through our employee stock purchase plan are issued under our 2003 Employee Stock Purchase Plan. Cash awards paid under our annual incentive plan are reflected in the Summary Compensation Table under

“Non-Equity Incentive Plan Compensation” for each of our Named Executive Officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Patrick C.S. Lo	2/15/13 (1)				—	742	$28.64	$3,750
	3/30/13 (2)	$—	$732,500	$1,098,750
	5/16/13 (4)				—	108,510	$32.54	$1,380,019
	5/16/13 (5)				29,650	—	$—	$964,811
Christine M. Gorjanc	3/30/13 (2)	$—	$333,750	$500,625
	5/16/13 (4)				—	30,000	$32.54	$381,537
	5/16/13 (5)				10,000	—	$—	$325,400
Michael F. Falcon	3/30/13 (2)	$—	$165,000	$247,500
	5/16/13 (4)				—	25,000	$32.54	$317,948
	5/16/13 (5)				7,000	—	$—	$227,780
Andrew W. Kim	3/30/13 (2)	$—	$156,250	$234,375
	5/16/13 (4)				—	25,000	$32.54	$317,948
	5/16/13 (5)				7,000	—	$—	$227,780
Michael P. Clegg	3/30/13 (2)	$—	$152,500	$228,750
	5/16/13 (4)				—	25,000	$32.54	$317,948
	5/16/13 (5)				5,000	—	$—	$162,700

(1)	These shares were issued under our 2003 Employee Stock Purchase Plan and are not subject to vesting.

(2)
These potential payouts were pursuant to the terms of the Company's Annual Bonus Plan for Executives. The maximum payout that could have been earned by the Named Executive Officers was dependent upon the Company's level of operating income achieved during 2013, and would have been subject to reduction by the Compensation Committee for individual Named Executive Officers based upon the executive's achievement of his or her individual objectives. Notwithstanding the foregoing, a bonus is paid only if the Company achieves a certain level of operating income. As a result, payout under the 2013 Bonus Plan for Executives was $0.

(3)
These amounts represent the full grant date value without regard to vesting. See Note 11 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013, regarding assumptions underlying the valuation of option awards. Regardless of the value placed on a stock option on the grant date, the actual economic value of the option to the Named Executive Officer will depend on the market value of the Company's common stock at the date in the future when the option is exercised.

(4)
25% of the shares subject to these options will vest twelve months after the grant date, and 1/48 of the shares subject to these options shall vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(5)
These restricted stock unit awards will vest in four equal annual installments on the first four anniversaries of the grant date, subject to the recipient continuing to be a service provider through such dates. Upon vesting, each restricted stock unit will entitle the recipient to receive one share of common stock of the Company.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides certain information relating to equity awards held by our Named Executive Officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Patrick C.S. Lo	3/11/2005	1,358	—	$15.35	3/11/2015	—		$—
	5/23/2006	100,000	—	$22.68	5/23/2016	—		$—
	1/12/2007	100,000	—	$29.23	1/12/2017	—		$—
	1/11/2008	100,000	—	$28.79	1/11/2018	—		$—
	1/16/2009	90,000	—	$11.41	1/16/2019	—		$—
	2/2/2010	95,833	4,176	$21.10	2/2/2020	—		$—
	6/13/2010	35,000	5,000	$20.80	6/13/2020	—		$—
	2/3/2011	70,833	29,167	$35.32	2/3/2021	—		$—
	4/26/2011	26,666	13,334	$33.15	4/26/2021	—		$—
	6/6/2012	37,500	62,500	$31.31	6/6/2022	—		$—
	5/16/2013	—	108,510	$32.54	5/16/2023	29,650	(3)	$976,671
Christine M. Gorjanc	1/12/2007	15,000	—	$29.23	1/12/2017	—		$—
	1/11/2008	25,000	—	$28.79	1/11/2018	—		$—
	2/2/2010	7,708	1,042	$21.10	2/2/2020	—		$—
	6/13/2010	16,250	3,750	$20.80	6/13/2020	—		$—
	2/3/2011	17,708	7,292	$35.32	2/3/2021	—		$—
	4/26/2011	4,000	2,000	$33.15	4/26/2021	6,000	(2)	$197,640
	6/6/2012	9,375	15,625	$31.31	6/6/2022	—		$—
	5/16/2013	—	30,000	$32.54	5/16/2023	10,000	(3)	$329,400
Michael F. Falcon	2/2/2010	1,458	834	$21.10	2/2/2020	—		$—
	6/13/2010	886	2,125	$20.80	6/13/2020	—		$—
	2/3/2011	14,166	5,834	$35.32	2/3/2021	—		$—
	4/26/2011	2,266	1,134	$33.15	4/26/2021	3,400	(2)	$111,996
	6/6/2012	7,500	12,500	$31.31	6/6/2022	—		$—
	5/16/2013	—	25,000	$32.54	5/16/2023	7,000	(3)	$230,580
Andrew W. Kim	2/2/2010	3,438	625	$21.10	2/2/2020	—		$—
	6/13/2010	1,834	1,000	$20.80	6/13/2020	—		$—
	2/3/2011	10,625	4,375	$35.32	2/3/2021	—		$—
	4/26/2011	1,066	534	$33.15	4/26/2021	1,600	(2)	$52,704
	6/6/2012	5,625	9,375	$31.31	6/6/2022	—		$—
	5/16/2013	—	25,000	$32.54	5/16/2023	7,000	(3)	$230,580
Michael P. Clegg	1/16/2009	2,813	—	$11.41	1/16/2019	—		$—
	2/2/2010	6,251	625	$21.10	2/2/2020	—		$—
	6/13/2010	3,334	1,000	$20.80	6/13/2020	—		$—
	2/3/2011	14,166	5,834	$35.32	2/3/2021	—		$—
	4/26/2011	2,266	1,134	$33.15	4/26/2021	3,400	(2)	$111,996
	6/6/2012	7,500	12,500	$31.31	6/6/2022	—		$—
	5/16/2013	—	25,000	$32.54	5/16/2023	5,000	(3)	$164,700

(1)
25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(2)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on April 26, 2012, subject to the individual continuing to be a service provider through such dates.

(3)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on May 16, 2014, subject to the individual continuing to be a service provider through such dates.

(4)
These amounts were calculated as the product of the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2013, which was $32.94, and the number of shares pursuant to the applicable restricted stock units award.

Option Exercises and Stock Vested in Fiscal Year 2013

The following table provides certain information relating to option exercises and stock vested by our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Patrick C.S. Lo	742	$3,749	5,000	$199,100
Christine M. Gorjanc	2,605	$58,243	6,750	$235,785
Michael F. Falcon	7,220	$93,570	3,825	$133,612
Andrew W. Kim	39,103	$635,693	1,800	$62,876
Michael P. Clegg	—	$—	2,700	$88,814

(1)
The value realized on exercise equals the difference between the sale price of our common stock on the NASDAQ Global Select Market at the time of exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)	The value realized on vesting equals the closing price of our common stock on the NASDAQ Global Select Market on the vesting date, multiplied by the number of shares that vested on the vesting date.

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any defined benefit retirement plan for Named Executive Officers. Effective May 1, 2013, we established a deferred compensation plan for a select group of management or highly compensated employees. Our deferred compensation plan is unfunded and unsecured and is designed to comply with Code Section 409A. The plan allows participants to defer a flat dollar amount or a whole percentage of up to a maximum of 80% of base salary and 100% of bonuses and allows participants to invest only in mutual funds. We have the discretion to make company contributions and company matching contributions up to a designated maximum of the participant's compensation. We have elected to informally fund the plan using taxable securities placed in a grantor trust. During the deferral period, the deferred amounts are hypothetically or “notionally” invested in one investment fund instructed by the grantor trust to mirror the participant's plan allocations. The participant’s account is adjusted for deemed gains or losses on each business day based on the rate of gain or loss on the assets in each notional investment fund as of the prior day. We do not guarantee any returns on participant contributions. If a participant’s employment terminates, distribution would be made in the form of a lump sum following termination. In 2013, Mr. Lo was the only Named Executive Officer who participated in this plan.

The following table provides information about contributions, earnings, withdrawals and balances under our non-qualified deferred compensation plan in fiscal year 2013.

Name	Executive Contributions in 2013 ($) (1)	Registrant Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at December 31, 2013 ($)
Patrick C.S. Lo	$368,950	$—	$16,026	$—	$384,976
Christine M. Gorjanc	$—	$—	$—	$—	$—
Michael F. Falcon	$—	$—	$—	$—	$—
Andrew W. Kim	$—	$—	$—	$—	$—
Michael P. Clegg	$—	$—	$—	$—	$—

(1) The amounts reported here are reported as compensation to such Named Executive Officer in the Summary Compensation Table above.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements and/or change of control and severance agreements with each of our current Named Executive Officers. Each employment agreement may be terminated by either us or the executive officer at any time with or without cause. In addition, the employment agreements provide for annual salary and bonus amounts and severance benefits, as may be adjusted from time to time by our Board of Directors. In the event of a change of control, all equity awards issued under our 2006 Plan, including those issued to our executive officers, will become fully vested and exercisable. We have no tax gross-up agreements with any executive for change in control arrangements.

We entered into an employment agreement dated December 3, 1999, as amended, with Patrick C.S. Lo, our Chairman and Chief Executive Officer. This agreement provides that if within one year following a change of control, Mr. Lo is terminated without cause or resigns for good reason, he is entitled to full acceleration of any unvested portion of his stock options, and severance payments at his final base salary rate for a period of one year after his termination or resignation. If Mr. Lo is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of one year and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated November 16, 2005, as amended, with Christine M. Gorjanc, our Chief Financial Officer. This amended agreement provides that if within one year following a change of control, Ms. Gorjanc is terminated without cause or resigns for good reason, she is entitled to receive two years acceleration of any unvested portion of her stock options, and for a termination without cause, severance payments at her final base salary rate for a period of 26 weeks after her termination or resignation. If Ms. Gorjanc is terminated without cause other than as set forth above, she is entitled to receive severance payments at her final base salary rate for a period of 26 weeks and will continue to have her equity awards vest for one year after such termination.

We entered into an employment agreement dated November 4, 2002, as amended, with Michael F. Falcon, our Senior Vice President of Worldwide Operations and Support. This amended agreement provides that if within one year following a change of control, Mr. Falcon is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options, and for a termination without cause, severance payments at his final base salary rate for a period of 39 weeks after his termination or resignation. If Mr. Falcon is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of 39 weeks and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated October 5, 2009, with Andrew W. Kim, our Senior Vice President of Corporate Development, General Counsel and Corporate Secretary. This agreement provides that if within one year following a change of control, Mr. Kim is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options and RSU awards, and for a termination without cause, severance payments at his final base salary rate for a period of 26 weeks after his termination or resignation. If Mr. Kim is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated January 25, 2012, with Michael P. Clegg, our Senior Vice President and General Manager of the Service Provider Business Unit. This agreement provides that if within one year following a change of control, Mr. Clegg is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options and restricted stock units, and for terminations without cause, severance payments at his final base salary rate for a period of 26 weeks after his termination or resignation. If Mr. Clegg is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

For purposes of these employment agreements, “good reason” means the occurrence of any of the following conditions, subject to certain notice provisions in the executive's respective employment agreement: (i) a material decrease in the executive's base compensation; or (ii) a material, adverse change in the executive's authority, responsibilities or duties, as measured against the executive's authority, responsibilities or duties immediately prior to such change. Notwithstanding the foregoing, in no event will the executive have good reason to resign due merely to a change in title or a change in the executive's reporting caused by a change of control or discontinuance of any duties and responsibilities solely related to the operation of a public company.

For purposes of the employment agreement for Mr. Lo, a termination “for cause” occurs if Mr. Lo is terminated for any of the following reasons: (i) theft, dishonesty, material misconduct, or any material violation of the Company's personnel policies and procedures, or falsification of any employment or Company records; (ii) disclosure of the Company's confidential or proprietary information in violation of the Company's form of invention and proprietary information agreement; (iii) any intentional action by Mr. Lo which has a material detrimental effect on the Company's reputation or business; (iv) Mr. Lo's failure or inability to perform any assigned duties after written notice from the Company to Mr. Lo of, and a reasonable opportunity to cure, such failure or inability, which is not less than 90 days; or (v) Mr. Lo's conviction (including any plea of guilty or no contest) for any criminal act that impairs Mr. Lo's ability to perform his duties under the employment agreement. For purposes of the employment agreements for Messrs. Kim, Falcon and Clegg and Ms. Gorjanc, “cause” is defined as (i) an act of dishonesty made by the executive in connection with executive's responsibilities as an employee, (ii) executive's conviction of, or plea of nolo contendere to, a felony, (iii) executive's gross misconduct, or (iv) executive's continued violation of his or her employment duties after executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that executive has not substantially performed his or her duties.

For purposes of these employment agreements, a “change of control” of the Company shall be deemed to have occurred if at any time after the effective date of the employment agreements, respectively: (i) any person, other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company and other than Nortel Networks Corporation and its affiliates, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors; or (ii) (A) the Company is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (B) the Company sells or disposes of all or substantially all of the Company's assets (or any transaction having similar effect is consummated), or (C) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

Payments Upon Termination Without Cause and Not As a Result of a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his or her employment with the Company is terminated without cause and not as a result of a change in control of the Company, assuming the date of the triggering event was December 31, 2013:

Name	Cash Severance ($)	Value Realized from Equity Awards ($) (1)	Total ($)
Patrick C.S. Lo	$750,000	$5,806,410	$6,556,410
Christine M. Gorjanc	$225,000	$717,189	$942,189
Michael F. Falcon	$251,250	$187,820	$439,070
Andrew W. Kim	$165,000	$185,747	$350,747
Michael P. Clegg	$155,000	$316,096	$471,096

(1)
The value realized equals the difference between the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2013, which was $32.94, and the exercise price of the applicable award, multiplied by the number of shares that would vest under the terms of each employment agreement.

Payments Upon a Change in Control of the Company

Pursuant to the terms of our 2006 Plan, all outstanding equity awards under the 2006 Plan vest immediately upon a change in control. Our Named Executive Officers would realize the following value on equity options and awards granted under the 2006 Plan in the event of a change in control: Patrick C.S. Lo, $1,231,987; Christine M. Gorjanc, $622,371; Michael F. Falcon, $408,623; Andrew W. Kim, $328,105; and Michael P. Clegg, $326,611. The value realized equals the difference between $32.94 (the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2013) and the option or award exercise price per share, multiplied by the number of shares that would immediately vest upon a change in control.

Payments Upon Termination Without Cause or Resignation for Good Reason within One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his or her employment with the Company is terminated without cause, or he or she resigns for good reason, within one year after a change in control of the Company.

Name	Cash Severance ($)	Value Realized from Equity Awards ($) (1)	Total ($)
Patrick C.S. Lo	$750,000	$—	$750,000
Christine M. Gorjanc	$225,000	$—	$225,000
Michael F. Falcon	$251,250	$—	$251,250
Andrew W. Kim	$165,000	$—	$165,000
Michael P. Clegg	$155,000	$—	$155,000

(1)
The value realized from equity options and awards is exclusive of any amounts already received by the Named Executive Officer as a result of the change in control itself, as disclosed in “Payments Upon a Change in Control of the Company.”

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure, competitive activities and solicitation of our employees by a terminated executive officer for specified periods of time.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013 about our common stock that may be issued upon the exercise of options and rights granted to employees or members of our Board of Directors under all existing equity compensation plans, including the 2000 Stock Option Plan (which was terminated as to new grants in May 2003), the 2003 Plan (which expired in April 2013), the 2006 Plan and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))

Equity Compensation Plans approved by security holders	4,164,808	(1) (2)	$30.11	1,673,797	(3) (4) (5)
Equity Compensation Plans not approved by security holders	—		$—	—
Total	4,164,808		$30.11	1,673,797

(1)
Includes 370,324 shares subject to options outstanding under the 2003 Plan, 3,794,484 shares subject to options outstanding under the 2006 Plan and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)	Excludes 730,781 shares subject to restricted stock units outstanding as of December 31, 2013 that were issued under the 2006 Plan.

(3)	Includes 1,366,297 shares available for future issuance under the 2006 Plan and 307,500 shares available for future issuance under the 2003 Employee Stock Purchase Plan

(4)
Under the 2006 Plan, each restricted stock unit granted or forfeited on or after June 6, 2012 will be counted as 1.58 shares granted or forfeited, respectively. Forfeited restricted stock units will return to the 2006 Plan and will again become available for issuance. The 1.58 conversion rate has already been incorporated in the calculation.

(5)	As of March 30, 2014, under all of our equity compensation plans (excluding our employee stock purchase plan), there were:

•	3,889,698 shares subject to issuance upon exercise of outstanding options, at a weighted average exercise price of $30.19 and with a weighted average remaining life of 6.34 years;

•	729,597 shares subject to outstanding restricted stock unit awards that remain subject to vesting; and

•	1,463,487 shares available for grant under our 2006 Plan.

COMPENSATION COMMITTEE REPORT

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors, and the Board of Directors ratified, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

RALPH E. FAISON (CHAIRMAN)
JOCELYN E. CARTER-MILLER
LINWOOD A. LACY, JR.
GREGORY J. ROSSMANN

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Audit Committee, which currently consists of A. Timothy Godwin, Jocelyn E. Carter-Miller, Jef Graham and Barbara V. Scherer, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in February 2012, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR's financial reporting process on behalf of our Board of Directors. NETGEAR's management has the primary responsibility for the financial statements and reporting process, including NETGEAR's systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013. This review included a discussion of the quality and the acceptability of NETGEAR's financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR's independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR's audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of NETGEAR's financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors' independence from management and NETGEAR, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence.

The Audit Committee further discussed with NETGEAR's independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on February 25, 2014.

Respectfully submitted by:

THE AUDIT COMMITTEE

A. TIMOTHY GODWIN (CHAIRMAN)
JOCELYN E. CARTER-MILLER
JEF GRAHAM
BARBARA V. SCHERER

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, with the exception of a late Form 4 filed on September 27, 2013 on behalf of Tamesa T. Rogers.

RELATED PARTY TRANSACTIONS

We have determined that there were no related party transactions to disclose in 2013.
Review, approval or ratification of transactions with related parties
We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.
The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party's interest in the related party transaction;

•	the aggregate value of the related party transaction;

•	the benefit to the Company; and

•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF
NETGEAR, INC.:

PATRICK C.S. LO
JOCELYN E. CARTER-MILLER
RALPH E. FAISON
A. TIMOTHY GODWIN
JEF GRAHAM
LINWOOD A. LACY, JR.
GREGORY J. ROSSMANN
BARBARA V. SCHERER
JULIE A. SHIMER

Dated: April 18, 2014

APPENDIX A

NETGEAR, INC.
AMENDED AND RESTATED 2006 LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSE: The purpose of the NETGEAR, Inc. Long-Term Incentive Plan is to provide certain employees and consultants of NETGEAR, Inc. and its Affiliates (as hereinafter defined) and members of the Board (as hereinafter defined) with the opportunity to receive stock-based and other long-term incentive grants in order to attract and retain qualified individuals and to align their interests with those of stockholders.
SECTION 2. EFFECTIVE DATE: This Plan originally became effective as of April 14, 2006. This Plan was most recently amended and restated by the Board on April 14, 2014, subject to stockholder approval at the 2014 annual meeting of stockholders. Unless sooner terminated as provided herein, the Plan shall terminate ten years from April 14, 2006. After the Plan is terminated, no future Awards may be granted under the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions.
SECTION 3. DEFINITIONS: As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.
(a) "Affiliate" shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(b) "Award" shall mean a grant of an Option, SAR, Restricted Stock Award, Performance Award, or Other Stock Award pursuant to the Plan, which may, as determined by the Committee, be in lieu of other compensation owed to a Participant.

(c) "Award Agreement" shall mean an agreement, either in written or electronic format, in such form and with such terms and conditions as may be specified by the Committee, which evidences the terms and conditions of an Award.

(d) "Beneficiary" means the person or entity (including a trust or the estate of the Participant) designated by the Participant to succeed to any rights that he or she may have in Awards at the time of death. No such designation, or any revocation or change thereof, shall be effective unless made in writing by the Participant on a form provided by the Company and delivered to the Company prior to the Participant's death. If, on the death of a Participant, there is no living person or entity in existence so designated, the term "Beneficiary" shall mean the legal representative of the Participant's estate.

(e) "Board of Directors" or "Board" shall mean the board of directors of the Company.

(f) "Change in Control" means the happening of any of the following events:

(i) the merger or consolidation of the Company with any other corporation following which the holders of the Company's common stock immediately prior thereto hold less than 60% of the outstanding common stock of the surviving or resulting entity;

(ii) the sale of all or substantially all of the assets of the Company to any person or entity other than a wholly-owned subsidiary;

(iii) any person or group of persons acting in concert, or any entity, becomes the beneficial owner, directly or indirectly, of more than 20% of the Company's outstanding common stock, other than an acquisition of more than 20%, in one or more transactions, of the Company's outstanding common stock by (a) a passive institutional investor where such investor is eligible pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934 (the "Exchange Act") to, and does, file a report of ownership on Schedule 13G with the Securities and Exchange Commission, (b) a trustee or other fiduciary of an employee benefit plan maintained by the Company, or (c) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company;

(iv) those individuals who, as of the close of the most recent annual meeting of the Company's stockholders, are members of the Board (the "Existing Directors") cease for any reason to constitute more than 50% of the Board. For purposes of the foregoing, a new director will be considered an Existing Director if the election, or nomination for election by the Company's stockholders, of such new director was approved by a vote of a majority of the Existing Directors. No individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened election contest subject to Rule 14a-11 under the Exchange Act or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board of Directors, including by reason of any agreement intended to avoid or settle any election proxy contest; or

(v) the stockholders of the Company adopt a plan of liquidation.

(g) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(h) "Committee" shall mean the Compensation Committee of the Board or such other committee of the Board of Directors, which shall consist solely of two or more "outside directors" within the meaning of Section 162(m) of the Code and "non-employee directors" within the meaning of Securities and Exchange Commission Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, or any such successor provision thereto.

(i) "Company" shall mean NETGEAR, Inc., a Delaware corporation.

(j) "Consultant" shall mean any person engaged by the Company or an Affiliate to render services to such entity as a consultant or advisor.

(k) "Disability" shall mean that a Participant is eligible for Social Security disability benefits or disability benefits under the Company's long-term disability plan, based upon a determination by the Committee that the condition arose prior to termination of employment.

(l) "Eligible Director" shall mean a member of the Board who is not an officer or employee of the Company or any of its Affiliates.

(m) "Eligible Employee" shall mean an employee of the Company or any Affiliate.

(n) "Exercise Price" shall mean an amount, as determined by the Committee, at which an Option or SAR can be exercised by a Participant, which amount shall not be less than the Fair Market Value of a Share on the date such Award is granted, unless such Option or SAR is granted pursuant to an assumption or substitution of another option or stock appreciation right in a manner that satisfies the requirements of Section 424(a) of the Code.

(o) "Fair Market Value" shall mean, as of any date, the value of Shares as the Committee may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Shares are so listed on any established stock exchange or a national market system. If the Shares are not listed on any established stock exchange or a national market system, the value of the Shares will be determined by the Committee in good faith.

(p) “Full Value Equity Award” shall mean any Award which results in the issuance of Shares other than Options, Stock Appreciation Rights or other Awards which are based solely on an increase in value of the Shares following the date of grant.

(q) "Incentive Stock Option" means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(r) "Nonqualified Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option.

(s) "Option" shall mean the right to purchase a Share granted pursuant to Section 8, which may take the form of either an Incentive Stock Option or a Nonqualified Stock Option.

(t) "Other Stock Award" shall mean an Award of Shares or Awards that are valued in whole or in part, or that are otherwise based on, Shares, including but not limited to dividend equivalents or amounts which are equivalent to all or a portion of any federal, state, local, domestic, or foreign taxes relating to an Award, which may be payable in Shares, cash, other securities, or any other form of property as the Committee shall determine, subject to the terms and conditions set forth by the Committee and granted pursuant to Section 12.

(u) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v) "Participant" shall mean an Eligible Employee, Consultant or Eligible Director selected by the Committee to receive Awards under the Plan.

(w) "Performance Awards" shall mean Awards of Performance Shares or Performance Units.

(x) "Performance Goal(s)" shall mean the level or levels of Performance Measures established by the Committee pursuant to Section 7.

(y) "Performance Measures" shall mean any of the following performance criteria, either alone or in any combination, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; and total stockholder return. Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. The Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction; provided, however, that no such adjustment will be made if the effect of such adjustment would cause the Award to fail to qualify as "performance based compensation" within the meaning of Section 162(m) of the Code.

(z) "Performance Period" shall mean a period of at least 12 months established by the Committee pursuant to Section 7 at the end of which one or more Performance Goals are to be measured.

(aa) "Performance Share" shall mean an Award denominated in Shares, which is earned during a specified period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

(bb) "Performance Unit" shall mean an Award denominated in units having a value in dollars or such other currency, as determined by the Committee, which is earned during a specified period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

(cc) "Plan" shall mean the NETGEAR, Inc. Long-Term Incentive Plan, as amended and restated from time to time.

(dd) "Restricted Stock" shall mean an Award of Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

(ee) "Restricted Stock Award" shall mean an Award consisting of Restricted Stock or Restricted Stock Units.

(ff) "Restricted Stock Unit" shall mean an Award consisting of a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash or Shares, and representing an unfunded and unsecured obligation of the Company, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

(gg) "Retirement" shall mean termination of an Eligible Employee's employment with the Company and its Affiliates for retirement purposes if such termination occurs (1) on or after his or her sixty-fifth birthday; or (2) on or after his or her fifty-fifth birthday with the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer's retirement, with the consent of the Committee. In the case of an Eligible Director, "Retirement" shall be determined by the Committee in its discretion. In no event shall termination of a Consultant's services with the Company and Affiliates be treated as a Retirement under the Plan.

(hh) "Shares" shall mean shares of common stock, $0.001 par value, of the Company.

(ii) "Stock Appreciation Right" or "SAR" shall mean an Award, which represents the right to receive the difference between the Fair Market Value of a Share on the date of exercise and an Exercise Price, payable in cash or Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 9.

(jj) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.
SECTION 4. ADMINISTRATION:
(a) Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to designate Participants, to determine the terms and conditions of Awards, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding. The Committee may delegate to one or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to grant Awards to Participants who are not members of the Board or officers within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.
(b) The determination of any Award grants to Eligible Directors shall be made solely by the Eligible Directors and without the participation of any non-Eligible Directors or Eligible Employees. Awards granted to an Eligible Director shall generally be on par with Awards granted to all other comparable Eligible Directors.
(c) Notwithstanding anything to the contrary herein, any material amendment to the Plan shall require stockholder approval, which shall constitute the affirmative approval by a majority of shares present in person or by proxy and entitled to vote on the proposed material amendment. For the purposes of this Section 4(c), a “material amendment” would include (i) any material increase in the number of shares to be issued under the Plan (other than to reflect an event specified in Section 5(f)); (ii) any material increase in benefits to participants, including any material change to (a) permit a repricing (or decrease in exercise price) of outstanding options, (b) reduce the price at which shares or options to purchase shares may be offered, or (c) extend the duration of the Plan; (iii) any material expansion of the class of participants eligible to participate in the Plan; (iv) any expansion in the types of options or awards provided under the Plan and (v) the items set forth in Section 27 hereof.
SECTION 5. SHARES AVAILABLE FOR AWARDS:
(a) Subject to adjustment as provided in Section 5(f), the maximum number of Shares available for issuance under the Plan shall be 11,000,000.

(b) If any Shares are subject to an Award that is forfeited, is settled in cash, expires, or is otherwise settled without the issuance of the full number of Shares underlying the Awards, any such Shares covered by such Award shall again be available for issuance under the Plan. Any Shares that are tendered by the Participant or retained by the Company as full or partial payment to the Company for the purchase of an Award or to satisfy tax withholding obligations in connection with an Award shall not be available for Awards under the Plan. For purposes of clarification, with respect to SARs, all of the Shares covered by the Award (that is, Shares actually issued pursuant to a SAR, as well as the Shares that represent payment of the exercise price) shall cease to be available under the Plan.

(c) Unless otherwise determined by the Committee, Awards that are designed to operate in tandem with other Awards shall not be counted against the maximum number of Shares available under Section 5(a) in order to avoid double counting.

(d) Notwithstanding the foregoing, and, subject to adjustment provided in Section 5(f), the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate number of Shares stated in Section 5(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under Section 5(b).

(e) Any Shares issued under the Plan shall consist, in whole or in part, of authorized and unissued Shares, Shares purchased in the open market or otherwise, Shares in treasury, or any combination thereof, as the Committee or, as appropriate, the Board may determine.

(f) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or similar corporate transaction, as determined by the Committee, the Committee shall, in such manner as it may deem equitable and to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust the number and type of Shares available for Awards under the Plan, the number and type of Shares subject to outstanding

Awards, and the Exercise Price with respect to any Award; provided, however, that any fractional Share resulting from an adjustment pursuant to this Section 5(f) shall be rounded to the nearest whole number.

(g) Notwithstanding anything to the contrary herein, any Shares subject to Full Value Equity Awards will be counted against the numerical limits of this Section 5(a) as 1.58 Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Full Value Equity Award are forfeited to the Company and would otherwise return to the Plan pursuant to Section 5(b), 1.58 times the number of Shares so forfeited will return to the Plan and will again become available for issuance.
SECTION 6. ELIGIBILITY: The Committee from time to time may designate which Eligible Employees, Eligible Directors and Consultants shall become Participants under the Plan; provided, however, that Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary of the Company.
SECTION 7. CODE SECTION 162(m) PROVISIONS:
(a) Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award is made to a Participant that such Participant is or may be for the tax year in which the Company would claim a tax deduction in connection with the Award, a Covered Employee (as that term is defined in Section 162(m) of the Code), the Committee may provide, in writing, that this Section 7 is applicable to such Award under such terms and conditions as the Committee may specify.

(b) Notwithstanding any other provision of the Plan other than Section 5(f), if the Committee provides that this Section 7 is applicable to a particular Award, no Participant shall receive such an Award or Awards having an aggregate Option/SAR Value, Performance Share Value, and Performance Unit Value (as hereinafter defined) of greater than $3,000,000 for any fiscal year of the Company, where: (i) the Option/SAR Value shall mean the Fair Market Value of the number of Shares underlying an Award of Options in any fiscal year of the Company or the Fair Market Value of a number of Shares equal to the number of SARs awarded in any fiscal year of the Company, with such Fair Market Value determined as of the date of grant of each Award, multiplied by 50%; (ii) the Performance Share Value shall mean the Fair Market Value, as of the date of grant of each such Award, of the maximum number of Shares that the Participant could receive from an Award of Performance Shares granted in the fiscal year; provided, however, that such number of Shares shall be divided by the number of full or partial fiscal years of the Company contained in the Performance Period of a particular Award, and provided further, that if any other Awards of Performance Shares are outstanding for such Participant for a given fiscal year, the Performance Share Value shall be increased for each such given fiscal year by the Fair Market Value of Shares that could be received by the Participant under all such other Awards calculated on the date each such Award was granted, divided, for each such Award, by the number of full or partial fiscal years of the Company contained in the Performance Period of each such outstanding Award; or (iii) the Performance Unit Value shall mean the maximum dollar value that the Participant could receive from an Award of Performance Units granted in the fiscal year, provided, however, that such amount shall be divided by the number of full or partial fiscal years of the Company contained in the Performance Period of a particular Award, and provided further, that if any other Awards of Performance Units are outstanding for such Participant for a given fiscal year, the Performance Unit Value shall be increased for each such given fiscal year by the amount that could be received by the Participant under all such other Awards, divided, for each such Award, by the number of full or partial fiscal years of the Company contained in the Performance Period of each such outstanding Award; provided, however, that the limitations set forth in this Section 7(b) shall be subject to adjustment under Section 5(f) of the Plan only to the extent that such adjustment does not affect the status of any Award intended under this Section 7 to qualify as "performance based compensation" under Section 162(m) of the Code. If an Option is granted in tandem with a SAR, such that exercise of the Option or SAR with respect to one Share cancels the tandem option or SAR, respectively, with respect to such Share, the tandem Option and SAR with respect to such Share shall be counted as covering only one Share for purposes of applying the limitation set forth in this Section 7(b).

(c) If an Award is subject to this Section 7, the grant of any Shares or cash shall be subject to the attainment of Performance Goals for the Performance Period. The Committee shall establish the Performance Goals within 90 days following the commencement of the applicable Performance Period, or such earlier time as prescribed by Section 162(m) of the Code or regulations thereunder, and a schedule detailing the total amount which may be available for payout based upon the relative level of attainment of the Performance Goals.

(d) The Committee may, in its discretion, reduce the amount of any Award subject to this Section 7 based on such criteria as it shall determine. However, the Committee may not increase the amounts payable pursuant to any Award subject to this Section 7 or waive the achievement of the applicable Performance Goals, except as the Committee may provide in a particular Award's Award Agreement for certain events, including but not limited to death, disability, or a change in ownership or control of the Company.

(e) Prior to the payment of any Award subject to this Section 7, the Committee shall verify in writing as prescribed by Section 162(m) of the Code or the regulations thereunder that the applicable Performance Goals were achieved.

(f) The Committee shall have the authority to impose such other restrictions on Awards subject to this Section 7 as it may deem necessary or appropriate to ensure that such Awards meet the requirements for "performance based compensation" under Section 162(m) of the Code.
SECTION 8. OPTIONS: Subject to the terms and conditions of the Plan and this Section 8, the Committee may grant to Participants Options on such terms and conditions as the Committee may prescribe in such Option's Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; term of the Option; method of payment of the Exercise Price; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate:
(a) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonqualified Stock Options. For purposes of this Section 8(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(b) The Committee will determine the term of each Option in its sole discretion. Any Option granted under the Plan will not be exercisable after the expiration of ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c) The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Committee, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Eligible Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 8(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(d) At the time an Option is granted, the Committee will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(e) The Committee will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by applicable laws.
SECTION 9. STOCK APPRECIATION RIGHT: Subject to the terms and conditions of the Plan and this Section 9, the Committee may grant to Participants SARs on such terms and conditions as the Committee may prescribe in such SAR's Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; term of the SAR; form of payment; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate:
(a) The Committee, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.
(b) Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, will determine.
(c) A SAR granted under the Plan will expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, any SARs granted under the Plan will not be exercisable after the expiration of ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(d) Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price;

times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SARs exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
SECTION 10. RESTRICTED STOCK AWARD: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Restricted Stock Awards on such terms and conditions as the Committee may prescribe in such Restricted Stock Award's Award Agreement, including, but not limited to, the vesting schedule; purchase price, if any; deferrals allowed or required; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate. Notwithstanding the foregoing, except as set forth in Sections 14 and 16 hereof, the period over which any Restricted Stock Award may fully vest will be no less than three (3) years.
SECTION 11. PERFORMANCE AWARDS: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Performance Awards on such terms and conditions as the Committee may prescribe in such Performance Award's Award Agreement, including, but not limited to, the performance period (which will be no less than 12 months); performance criteria; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate.
SECTION 12. OTHER STOCK AWARDS: Subject to the terms and conditions of the Plan, the Committee may grant to Participants Other Stock Awards on such terms and conditions as the Committee may prescribe in such Other Stock Award's Award Agreement, including, but not limited to, the vesting schedule, if any; purchase price, if any; deferrals allowed or required; treatment upon termination of employment or service of the Participant; and other terms and conditions that the Committee may deem appropriate.
SECTION 13. PROHIBITION ON REPRICING: The Committee shall not reduce the Exercise Price of any outstanding Option or SAR, whether through amendment, cancellation, replacement, or any other means, without the approval of stockholders. This Section 13 shall not be construed to apply: (i) to the Options or SARs granted pursuant to an assumption or substitution of another option in a manner that satisfies the requirements of Section 424(a) of the Code; or (ii) to an adjustment made pursuant to Section 5(f) of the Plan.
SECTION 14. TERMINATION OF EMPLOYMENT: Unless determined otherwise by the Committee with respect to any Award granted under the Plan, the following rules shall apply to Awards following a Participant's termination of employment with the Company and its Affiliates (or termination of services, in the case of a Consultant):
(a) All unvested Awards shall be forfeited on the date of a Participant's termination of employment for reasons other than Retirement, Disability or death.

(b) Upon a Participant's termination of employment by reason of Retirement, Disability or death, all unvested Options, SARs, Restricted Stock Awards and Other Stock Awards shall become fully vested and any Performance Shares or Performance Units shall be payable to the extent determined by the Committee.

(c) Upon termination of employment by reason of Retirement or Disability, Options shall be exercisable until not later than the earlier of three years after the termination date or expiration of their term. Upon the death of a Participant while employed by the Company or an Affiliate or after terminating by reason of Retirement or Disability, Options shall be exercisable by the Participant's Beneficiary not later than the earliest of one year after the date of death, three years after the date of termination due to Retirement or Disability, or the expiration of their term. All SARs that become vested on termination of employment by reason of Retirement, Disability or death shall be exercisable as determined by the Committee, which determination may provide for an automatic exercise date.

(d) Upon termination for any reason other than Retirement, Disability or death, any Options vested prior to such termination may be exercised during the three-month period (or such other period as may be set by the Committee) commencing on the termination date, but not later than the expiration of their term. If a Participant dies during such post-employment period, such Participant's Beneficiary may exercise the Options (to the extent they were vested and exercisable on the date of employment termination), but not later than the earlier of one year after the date of death or the expiration of their term.
SECTION 15. WITHHOLDING: The Committee may make such provisions and take such steps as it may deem necessary and appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state, local, domestic, or foreign, to withhold in connection with the grant, exercise, payment, or removal of restrictions of an Award, including, but not limited to, requiring the Participant to remit to the Company an amount sufficient to satisfy such withholding requirements in cash or Shares or withholding cash or Shares due or to become due with respect to the Award at issue.
SECTION 16. CHANGE IN CONTROL: In the event of a Change in Control, all Awards shall vest and the value of each Participant's Performance Units and Performance Shares shall immediately be paid in cash or shares to the Participant in accordance with the relevant Award Agreement. SARs that become vested upon a Change in Control shall be exercisable as determined by the Committee, which determination may provide for an automatic exercise date. The surviving entity in the event of a Change in Control may assume such fully vested Awards without the consent of Participants.
SECTION 17. POSTPONEMENT OF ISSUANCE AND DELIVERY: The issuance and delivery of any Shares under this Plan may be postponed by the Company for such period as may be required to comply with any applicable requirements under any applicable listing requirement of any national securities exchange or any law or regulation applicable to the issuance and delivery of Shares, and the Company shall not be obligated to issue or deliver any Shares if the issuance or delivery of such Shares shall constitute a violation of any provision of any law or regulation of any governmental authority or any national securities exchange.
SECTION 18. NO RIGHT TO AWARDS: No employee or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniform treatment of employees, Consultants or Directors under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.
SECTION 19. NO RIGHT TO EMPLOYMENT OR DIRECTORSHIP: The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or as a Consultant of the Company or an Affiliate or any right to remain as a member of the Board, as the case may be. The Company may at any time terminate an employee's employment or a Consultant's provision of services free from any liability or any claim under the Plan, unless otherwise provided in the Plan or an Award Agreement.
SECTION 20. NO RIGHTS AS A STOCKHOLDER: A Participant shall have no rights as a stockholder with respect to any Shares covered by an Award until the date of the issuance and delivery of such Shares.
SECTION 21. SEVERABILITY: If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.
SECTION 22. NO TRUST OR FUND CREATED: Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent any person acquires a right to receive payments from the Company or an Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
SECTION 23. HEADINGS: Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.
SECTION 24. NONASSIGNABILITY: Unless otherwise determined by the Committee, no Participant or Beneficiary may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan other than by will or by the applicable laws of descent and distribution. Under such procedures as the Committee may establish, Awards may be transferred by gift to members of a Participant's immediate family (i.e., children, grandchildren and spouse) or to one or more trusts for their benefit or to partnerships in which such family members and the Participant are the only partners, provided that (i) any agreement governing such Award expressly so permits or is amended to so permit, (ii) the Participant does not receive any consideration for such transfer, and (iii) the Participant provides such documentation or information concerning any such transfer or transferee as the Committee may reasonably request. Any transferred Awards shall be subject to the same terms and conditions that applied immediately prior to their transfer. In no event shall such transfer rights apply to any Incentive Stock Option.
SECTION 25. INDEMNIFICATION: In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or Committee is delegated may have, such individuals shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder and against all amounts paid by such individual in a settlement thereof that is approved by the Company's legal counsel or paid in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged that such person is liable for gross negligence, bad faith, or intentional misconduct; provided, however, that any such individual shall give the Company an opportunity, at its own expense, to defend the same before such individual undertakes to defend such action, suit, or proceeding.

SECTION 26. FOREIGN JURISDICTIONS: The Committee may adopt, amend, or terminate arrangements, not inconsistent with the intent of the Plan, to make available tax or other benefits under the laws of any foreign jurisdiction to Participants subject to such laws or to conform with the laws and regulations of any such foreign jurisdiction.
SECTION 27. TERMINATION AND AMENDMENT: Subject to the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no action shall be taken by the Board or the Committee without the approval of stockholders that would:
(a) Increase the maximum number of Shares that may be issued under the Plan, except as provided in Section 5(f);

(b) Increase the limits applicable to Awards under the plan, except as provided in Sections 5(f) and 7(b);

(c) Allow for an Exercise Price below the Fair Market Value of Shares on the date of grant of an Option or SAR, except as provided in Section 3(n);

(d) Amend Section 13 to permit the repricing of outstanding Options or SARs; or

(e) Require approval of the Company's stockholders under any applicable law, regulation, or rule.
Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the applicable Participant, terminate or adversely affect any material right or obligation under an Award previously granted under the Plan; provided, however, that the Committee may alter, amend, suspend, or terminate the Plan or an Award in whole or in part, without the consent of the Participant, to the extent necessary to conform the provisions of the Plan or an Award with Section 409A of the Code or regulations thereunder regardless of whether such alteration, amendment, suspension, or termination adversely affects the rights or obligations under the Award.
SECTION 28. APPLICABLE LAW: This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflict of laws.
SECTION 29. NO GUARANTEE OF FAVORABLE TAX TREATMENT: Although the Committee intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or foreign law. The Company shall not be liable to any Participant for any tax the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

NETGEAR, INC.
350 EAST PLUMERIA DRIVE
SAN JOSE, CA 95134
ATTN: CORPORATE SECRETARY

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DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Patrick C.S. Lo	02 J.E. Carter-Miller	03 Ralph E. Faison	04 A. Timothy Godwin	05 Jef Graham
06 Linwood A. Lacy, Jr.	07 Gregory J. Rossmann	08 Barbara V. Scherer	09 Julie A. Shimer	

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

		For	Against	Abstain
2	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
3	Proposal to approve, on a non-binding advisory basis, a resolution approving the compensation of our Named Executive Officers in the Proxy Statement.	☐	☐	☐
4	Proposal to approve an amendment to the NETGEAR, Inc. Amended and Restated 2006 Long-Term Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000210677_1 R1.0.0.51160

NETGEAR®

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

NETGEAR, INC.
Annual Meeting of Stockholders
June 3, 2014 10:00 AM Pacific Daylight Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Patrick C.S. Lo and Christine M. Gorjanc, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NETGEAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, PDT on June 3, 2014, at NETGEAR's exectutive offices located at 350 East Plumeria Drive, San Jose, CA 95134, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000210677_2 R1.0.0.51160